Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDIA GENERAL, INC.,

MEDIA GENERAL OPERATIONS, INC.,

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

AND

WORLD MEDIA ENTERPRISES INC.

Page

1.	DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2	Certain Additional Definitions	8
2.	SALE AND PURCHASE OF TRANSFERRED ASSETS		9
	2.1	Agreement to Sell and Purchase	9
	2.2	Excluded Assets	11
	2.3	Shared Contracts	12
	2.4	Purchase Price	14
	2.5	Purchase Price Adjustment	14
	2.6	Allocation of Purchase Price	16
	2.7	Assumption of Assumed Liabilities; Retained Liabilities	17
	2.8	Name; Affiliated Services	18
3.	REPRESENTATIONS AND WARRANTIES OF SELLER		18
	3.1	Organization, Standing and Authority	18
	3.2	Authorization and Binding Obligation	19
	3.3	Absence of Conflicting Terms; Consents	19
	3.4	Financial Statements	19
	3.5	Undisclosed Liabilities	20
	3.6	Title to Assets; Tangible Personal Property; Sufficiency of Transferred Assets	20
	3.7	Real Property	20
	3.8	Material Business Contracts and Material Allocable Shared Contracts	22
	3.9	Intellectual Property	22
	3.10	Tax Matters	23
	3.11	Absence of Changes or Events	23
	3.12	Insurance	24
	3.13	Employee Benefit Plans	24
	3.14	Labor Relations	25

i

(continued)

Page

	3.15	Licenses; Compliance with Laws; Legal Proceedings	27
	3.16	Environmental Matters	28
	3.17	Transactions with Affiliates	28
	3.18	Circulation	28
	3.19	Bonds; Letters of Credit	29
	3.20	Brokers of Seller	29
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		29
	4.1	Organization, Standing and Authority	29
	4.2	Authorization and Binding Obligation	29
	4.3	Absence of Conflicting Terms; Consents	30
	4.4	Availability of Funds	30
	4.5	Regulatory Matters	30
	4.6	Brokers of Buyer	30
5.	CERTAIN COVENANTS OF THE PARTIES		30
	5.1	Conduct of the Business Prior to Closing	30
	5.2	Consents and Replacement Agreements	32
	5.3	HSR Act Filing	33
	5.4	Tax Matters	33
	5.5	Bonds; Letters of Credit	34
	5.6	Covenants Regarding Employee Matters	34
	5.7	Access to Properties, Books and Records	36
	5.8	Confidentiality	36
	5.9	Further Actions; Cooperation	36
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE		37
	6.1	Conditions Precedent to Obligations of Buyer to Close	37
	6.2	Conditions Precedent to Obligations of Seller to Close	38
7.	CLOSING AND CLOSING DELIVERIES		39

(continued)

Page

	7.1	Closing	39
	7.2	Deliveries by Seller	39
	7.3	Deliveries by Buyer	41
8.	TERMINATION		42
	8.1	Method of Termination	42
	8.2	Effect of Termination	43
	8.3	Other Termination Provisions	43
9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		44
	9.1	Representations, Warranties and Covenants	44
	9.2	Indemnification by Seller	44
	9.3	Indemnification by Buyer	44
	9.4	Procedure for Indemnification	45
	9.5	Limitation on Indemnification; Exclusive Remedy	46
10.	MISCELLANEOUS		47
	10.1	No Other Representations or Warranties	47
	10.2	Disclosure	48
	10.3	Notices	48
	10.4	No Assignment; Benefit and Binding Effect	49
	10.5	Bulk Transfer	49
	10.6	Governing Law	50
	10.7	Waiver of Jury Trial	50
	10.8	Submission to Jurisdiction; Venue	50
	10.9	Heading; Interpretation	50
	10.10	Gender and Number	51
	10.11	Entire Agreement	51
	10.12	Further Assurances	51
	10.13	Waiver of Compliance	51

(continued)

Page

10.14	Severability	51
10.15	Enforcement of Agreement	52
10.16	Counterparts	52
10.17	No Third Party Beneficiaries	52
10.18	Construction	52
10.19	Public Announcements	52
10.20	No Personal Liability	53
10.21	Expenses	53

EXHIBITS AND SCHEDULES

Exhibit A	Newspapers & Websites
Exhibit B	Term Sheet for Buyer Transition Services Agreement
Exhibit C	Term Sheet for Seller Transition Services Agreement
Exhibit D	Form of Warrant Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Shareholders Agreement

Schedule 1.1(a)	Seller Knowledgeable Individuals
Schedule 1.1(b)	Certain Permitted Encumbrances
Schedule 2.1.15	Excluded Claim
Schedule 2.2.7	Excluded Contracts
Schedule 2.2.14	Certain Excluded Assets
Schedule 2.3.1	Allocable Shared Contracts
Schedule 2.5.5	Adjustment Assets and Liabilities
Schedule 3.3	Certain Seller Consents
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Exceptions to GAAP
Schedule 3.5	Undisclosed Liabilities
Schedule 3.6.1	Encumbrances
Schedule 3.6.2	Fixed Asset Lists
Schedule 3.7.1	Owned Real Property
Schedule 3.7.2	Leased Real Property
Schedule 3.7.6	Rights to Occupy Real Property
Schedule 3.8.1	Material Business Contracts and Material Allocable Shared Contracts
Schedule 3.8.2	Exceptions to Material Business Contracts
Schedule 3.9.1(a)	Registered Business Intellectual Property and Unregistered Trademarks; Material Net Names
Schedule 3.9.1(b)	Methodology for Identifying Software Licenses
Schedule 3.9.3	Proceedings Regarding Business Intellectual Property
Schedule 3.10	Tax Matters
Schedule 3.11	Absence of Changes or Events
Schedule 3.13.1	Employee Benefit Plans
Schedule 3.14.1	Business Employees
Schedule 3.14.2	Labor Disputes
Schedule 3.14.3	Unions; Collective Bargaining Representatives
Schedule 3.15.1	Licenses
Schedule 3.15.2	Compliance with Legal Rules
Schedule 3.15.3	Legal Proceedings
Schedule 3.16	Environmental Matters
Schedule 3.18	Transactions with Affiliates
Schedule 3.20	Bonds; Letters of Credit
Schedule 3.21	Brokers of Seller
Schedule 5.1	Conduct of the Business Prior to Closing
Schedule 5.5	Bonds; Letters of Credit

Schedule 5.6	Employee Matters
Schedule 5.9.3	Certain Title Commitments
Schedule 6.1.6	Required Consents
Schedule 7.2.10	Form of Noncompetition and Nonsolicitation Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of May 17, 2012 (this “Agreement”), by and among Media General, Inc., a Virginia corporation (“Parent”), Media General Operations, Inc., a Delaware corporation (“Operations”); Media General Communications Holdings, LLC, a Delaware limited liability company (“Communications”, and Operations and Communications, individually or together collectively, as the context requires, “Seller”); and World Media Enterprises Inc., a Delaware corporation (“Buyer”).

R E C I T A L S:

A.           Seller owns the newspapers and related community publications listed on Exhibit A (each a “Newspaper” and together, collectively, the “Newspapers”) and is in the business of publishing, distributing and operating the Newspapers and related online, digital and mobile publications, including the websites listed on Exhibit A (such ownership and operations of the Newspapers, related publications and websites, collectively, the “Business”).

B.           Buyer desires to purchase the Business from Seller, and Seller desires to sell the Business to Buyer.

C.           To effectuate the transfer of the Business, upon the terms and subject to the conditions set forth herein, Buyer shall purchase all of the Transferred Assets (as defined herein) from Seller and assume the Assumed Liabilities (as defined herein), and Seller shall sell all of the Transferred Assets and transfer the Assumed Liabilities to Buyer.

A G R E E M E N T S:

In consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

1.           DEFINITIONS

1.1           Certain Definitions.  For all purposes of this Agreement, the following terms have the respective meanings set forth below:

“Adjustment Assets” has the meaning set forth on Schedule 2.5.5.

“Adjustment Liabilities” has the meaning set forth on Schedule 2.5.5.

“Affiliate” means with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such first-specified Person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract or otherwise.

“Business Contract” means any Contract used or held for use in the Business or to which Seller or any of its Affiliates is a party on behalf of or for the benefit of any Newspaper, excluding, however, the Excluded Contracts.  For the avoidance of doubt, the term “Business Contract” does not include any Shared Contract but expressly includes all Leases.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banking institutions in either Richmond, Virginia or New York, New York are authorized or obligated by law or executive order to be closed.

“Business Employee” means any employee of Seller or its Affiliates who devotes substantially all of his or her working hours for the Business.

“Business Intellectual Property” means all Intellectual Property that is either owned by, or licensed to, Seller or any of its Affiliates and that is used or held for use in connection with the ownership or operation of the Business, excluding, however, the Excluded Licenses.

“CBA” means the Labor Agreement between Media General Operations, Inc., d/b/a The Richmond Times-Dispatch, and The Richmond Newspapers Professional Association, with a term of August 26, 2010 to March 31, 2012, which has been extended to September 30, 2012.

“Closing Adjustment Amount” means, as of the Closing but immediately prior to giving effect to the transactions contemplated by this Agreement, an amount (which may be a positive or negative number) equal to Adjustment Assets less Adjustment Liabilities.

“Code” means the Internal Revenue Code of 1986, as amended, or any subsequent legislative enactment thereof, each as in effect from time to time.

“Consent” means any consent, permit, authorization or approval of any Governmental Authority or other third party that Seller is, under the terms of any Contract, Legal Rule or License, required to obtain in order for Seller to transfer to Buyer any Business Contract or other Transferred Asset at the Closing.

“Contract” means any contract, agreement, understanding, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order, work order, binding commitment, lease, non-governmental license or other arrangement, whether written or oral.

“Employee Benefit Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, any other employee benefit plan, program or arrangement of any kind, and each written stock option, stock appreciation right, restricted stock, stock purchase, stock unit, incentive, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, severance or benefits continuation or material fringe benefit plan, program or agreement that provides benefits to Business Employees, in each case other than a plan, program or arrangement to pay commissions, vacation leave, sick leave or short-term disability.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge or other encumbrance.

“Environmental Law” means any Legal Rule pertaining to land use, air, soil, surface water, groundwater, or wetlands, including the protection, cleanup, removal, remediation or damage thereof, public or employee health or safety or any other environmental matter, including, the following laws as in effect as of the Closing Date:  (a) Clean Air Act (42 U.S.C. § 7401, et seq.); (b) Clean Water Act (33 U.S.C. § 1251, et seq.); (c) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (d) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (f) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (g) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (h) Endangered Species Act (16 U.S.C. § 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); and (i) Hazardous Material Transportation Act (49 U.S.C. § 1801, et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code.

“Fiduciary” has the meaning set forth in Section 3(2) of ERISA.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization, Standing and Authority), 3.2 (Authorization and Binding Obligation), 3.6.1 (Title to Assets), 3.6.3 (Sufficiency of the Assets), and 3.9.2 (Sufficiency of IP Licenses).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, local or foreign.

“Hazardous Substance” means any radioactive, toxic, hazardous, or dangerous material or substance the Release of which is prohibited or regulated by any Environmental Law or any material or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, but not limited to, asbestos, petroleum, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated by the Federal Trade Commission with respect thereto, as amended and in effect from time to time.

“Intellectual Property” means all of the following types of intellectual property and all common law and statutory rights in, arising out of, or associated therewith, in any jurisdiction throughout the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and re-examinations thereof (collectively, “Patents”), (b) trade secrets, and confidential, technical, and business information and data (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, proprietary information,  subscriber, customer, advertiser, and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (c) copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (d) software and software programs, systems, and applications,  including source code, executable code, and related documentation (collectively, “Software”); (e) Internet web, digital and mobile sites, related content and links, and all versions, updates, corrections, enhancements, and modifications thereof (collectively, “Websites”); (f) domain names, uniform resource locators (URLs) and other names and locators associated with the Internet or mobile publications (collectively, “Net Names”); (g) trademarks, service marks, logos, slogans, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and trade dress (including banners, flags, nameplates, and mastheads) (collectively, “Trademarks”); (h) databases and data collections and all rights therein (collectively, “Databases”); and (i) other proprietary rights, in each case including copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge”

(a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter, after a careful review of this Agreement and, when appropriate, consultation with counsel; and

(b) “Knowledge of Seller,” “Seller’s Knowledge” or other correlative terms mean, with respect to Seller, the Knowledge of the individuals set forth on Schedule 1.1(a).

“Leased Real Property” means any leasehold interest in real estate held by Seller or any of its Affiliates that is used or held for use in connection with the ownership or operation of the Business.

“Legal Rule” means any applicable statute, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority of competent jurisdiction.

“Liability” means any debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“License” means any license, authorization, franchise or permit used or held for use in connection with the ownership or operation of the Business granted or issued to Seller or any of its Affiliates by any Governmental Authority, including all amendments thereto and renewals or modifications thereof.

“Losses” mean any and all costs, expenses, damages, deficiencies, liabilities, obligations, losses, Taxes, claims, judgments or settlements, including reasonable attorney and professional fees and reasonable costs of investigation and defense, or diminution in value, imposed on or otherwise suffered by a Person, whether or not involving a third party.

“Material Adverse Effect” means a material adverse effect on (a) the assets, condition (financial or otherwise), operating results, or operations of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement; provided, however, that in no event shall any Excluded Matter, alone or in combination with any other Excluded Matter, be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect.  “Excluded Matter” means (i) any event, change, state of facts or circumstances or development in general economic or political conditions (global, national or regional) or financial or capital markets, including changes in interest rates or currency rates; (ii) any change to GAAP or any Legal Rule; (iii) any event, change, state of facts or circumstances or development resulting from any action of a Governmental Authority, including proposed or enacted legislation or regulatory changes; (iv) any event, change, state of facts or circumstances or development resulting from factors, conditions or trends generally affecting the newspaper publishing (including on-line) business; (v) any failure, in and of itself, by the Business to meet estimates, projections or forecasts of revenue or earnings for any period ending on or after the date of this Agreement; (vi) any event, change, state of facts or circumstances or development resulting from natural disasters, hostilities, acts of war, sabotage or terrorism or military actions; or (viii) consequences of taking any action contemplated or required by this Agreement or arising from the announcement of the transactions contemplated by this Agreement.

“Material Allocable Shared Contract” means any Allocable Shared Contract for which (a) the Shared Contract Liabilities would require payment by Buyer after the Closing in excess of One Hundred Thousand Dollars ($100,000) in the aggregate over the remaining term of such Contract, or (b) the Shared Contract Rights would entitle Buyer after the Closing to receive more than One Hundred Thousand Dollars ($100,000) in the aggregate over the remaining term of such Contract, except, in each case, for (i) advertising Contracts or printing Contracts entered into in the ordinary course of business or (ii) Contracts providing for the licensing of generally available software applications (e.g., productivity and web browsing software applications).

“Material Business Contract” means a Business Contract meeting any of the following criteria:

(a) sales agency or advertising representation Contracts involving annual consideration of more than One-Hundred Thousand Dollars ($100,000);

(b)  Contracts for the future construction or purchase of capital improvements, purchase of materials, supplies or equipment, or for the sale of assets involving annual consideration of more than One-Hundred Thousand Dollars ($100,000);

 (c) advertising Contracts or printing Contracts pursuant to which Seller or any of its Affiliates is entitled to receive more than Five Hundred Thousand Dollars ($500,000) in the aggregate over the term of such contract;

(c) any consulting, freelance, employment or management Contract between Seller or its Affiliates, on the one hand, and any consultant or freelancer engaged for the Business or Business Employee, on the other hand, involving annual consideration of more than One-Hundred Thousand Dollars ($100,000), except oral contracts for personal services which may be terminated without penalty, payment or breach on ninety (90) days’ or less notice;

(d) licenses or agreements involving annual consideration of more than One-Hundred Thousand Dollars ($100,000) under which Seller is authorized to publish materials supplied by others in future issues of the Newspapers;

(e) any lease or sublease for Leased Real Property;

(f) any lease of any personal property involving annual consideration of more than One-Hundred Thousand Dollars ($100,000);

(g) all Contracts which are licenses and sublicenses (in which Seller or any of its Affiliates is licensor or licensee) involving annual consideration of more than One-Hundred Thousand Dollars ($100,000);

(h) any Contract for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, involving annual consideration of more than One-Hundred Thousand Dollars ($100,000), except oral contracts for personal services which may be terminated without penalty, payment or breach on ninety (90) days’ or less notice;

(i) any Contract concerning a partnership or joint venture with a legal entity other than Seller;

(j) any Contract under which Seller or any of its Affiliates have created, incurred, assumed, or guaranteed any indebtedness for borrowed money or pursuant to which Seller has advanced or loaned money in excess of One-Hundred Thousand Dollars ($100,000);

(k) any Contract pursuant to which any Encumbrance (other than Permitted Encumbrances) has been granted or imposed on any Transferred Assets;

(l) any Contract concerning non-solicitation or noncompetition, except for customary nondisclosure agreements that prohibit the solicitation of the employees or consultants of the disclosing party or its Affiliates; or

(m) any other Business Contract pursuant to which Seller or any of its Affiliates is required to pay or is entitled to receive more than One-Hundred Thousand Dollars ($100,000) annually or Two Hundred Thousand Dollars ($200,000) in the aggregate over the term of such Contract, except oral contracts for personal services which may be terminated without penalty, payment or breach on ninety (90) days’ or less notice.

“Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA or part of the same “controlled group” as Seller under Section 302(d)(8)(C) of ERISA, contributed, contributes or is required to contribute that provides benefits to Business Employees.

“Owned Real Property” means any fee simple interest in a parcel of real estate and the buildings and improvements thereon owned by Seller or any of its Affiliates that is used or held for use in connection with the ownership or operation of the Business.  The term “Owned Real Property” does not include any Leased Real Property.

“Permitted Encumbrances” mean any of the following Encumbrances:  (a) landlord’s liens to secure obligations to landlords or lessors under the Leases, all of which have been made available to Buyer; (b) liens for current real or personal property Taxes, assessments and governmental charges that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and which reserves are included in the Transferred Assets or which are Adjustment Liabilities;  (c) liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business with respect to which payment is not due and that do not materially impair the conduct of the Business or the present use of the affected Transferred Assets; (d) deposits or pledges not material in amount in the aggregate made in the ordinary course of business in connection with worker’s compensation and unemployment insurance or similar Legal Rules; (e) with respect to Real Property, minor imperfections of title or matters revealed by a current survey covering any of the Real Property, in each such instance any of which individually or in the aggregate, does not materially impair the current use, enjoyment or occupancy of the Real Property in the operation of the Business; or (f) Encumbrances set forth on Schedule 1.1(b).

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, Governmental Authority or other entity.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Registered Business Intellectual Property” means all Registered Intellectual Property included within the Business Intellectual Property.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Agreements” means the Buyer Transition Services Agreement, the Seller Transition Services Agreement, the Noncompetition and Nonsolicitation Agreement, the Limited Guaranty dated as of the date hereof among Parent, Seller and an Affiliate of Buyer and all exhibits, certificates, instruments and other agreements required to be executed and delivered by a party to this Agreement at Closing.

“Shared Contract” means any Contract which is used by or benefits the Business, and also is used by or benefits one or more other businesses (other than the Business) owned by Seller or any of its Affiliates.

“Target Adjustment Amount” means $3,500,000.

“Taxes” means any federal, state, local or foreign income, sales, use, ad valorem, value added, net or gross proceeds, gains, profits, capital, withholding, payroll, employment, unemployment, social security, excise, license, transfer, environmental (including taxes under Section 59A of the Code), severance, stamp, premium, occupation, windfall profits, customs duties, franchise, alternative, estimated, real or personal property taxes, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person or entity.

1.2           Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Adjustment Statement	2.5.2
Adjustment Statement Period	2.5.2
Agreement	Preamble
Allocable Shared Contract	2.3.1
Alternative Reimbursement	9.5.4
Antitrust Division	5.3
Assignment of Business Intellectual Property	7.2.1
Assumed Liabilities	2.7.1
Assumption Agreement	7.2.2
Bill of Sale	7.2.1
Business	Recitals
Business Insurance Policies	3.11
Buyer	Preamble
Buyer Transition Services Agreement	7.2
CIM	10.1.2
Claimant	9.4.1
Closing	7.1.1
Closing Date	7.1.1
Commitment	5.9.3
Communications	Preamble
Confidentiality Agreement	5.7.1
Deductible	9.5.1

Estimated Adjustment Statement	2.5.1
Estimated Purchase Price	2.5.1
Excluded Assets	2.2
Excluded Contracts	2.2.7
Excluded Licenses	3.15.1
Financial Statements	3.4
FTC	5.3
HFSA	5.6.4
Indemnifying Party	9.4.1
Leases	3.7.2
Listed Properties	5.9.3
Most Recent Balance sheet	3.4
Newspapers	Recitals
Noncompetition and Nonsolicitation Agreement	7.2.10
Operations	Preamble
Other Employee Programs	3.13.1
Other Newspapers	5.10
Parent	Preamble
Permitted Title Exceptions	5.9.3
Projections	10.1
Purchase Price	2.4
Replacement Contract	2.3.2
Retained Liabilities	2.7.2
Returns	5.4.1
Seller	Preamble
Seller Transition Services Agreement	7.3.7
Shared Contract Liabilities	2.3.1
Shared Contract Rights	2.3.1
Title Defects	5.9.3
Title Insurance Policy	5.9.3
Title Policy	5.9.3
Transferred Assets	2.1
Transferred Employees	5.6.1
Transferred Licenses	3.15.1
Upset Date	8.1.4

2.	SALE AND PURCHASE OF TRANSFERRED ASSETS

2.1           Agreement to Sell and Purchase.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to convey, assign, sell, transfer and deliver (or to cause to be conveyed, assigned, sold, transferred and delivered) to Buyer at the Closing, and Buyer hereby agrees to purchase and receive from Seller at the Closing, all right, title and interest of Seller and its Affiliates in and to all real, personal and mixed assets, both tangible and intangible, that are owned, leased, used or held for use by Seller or any of its Affiliates in connection with the Business, including the following assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances (such assets, collectively, the “Transferred Assets”):

2.1.1           all of the Business Contracts, including the CBA;

2.1.2           all of the Shared Contract Rights, allocated to Buyer in accordance with Section 2.3;

2.1.3           all of the Owned Real Property and the Leased Real Property;

2.1.4           all of the Business Intellectual Property;

2.1.5           all of the Transferred Licenses;

2.1.6           all of the Adjustment Assets;

2.1.7           all inventories of merchandise, newsprint, ink and other raw materials, work in process, finished goods and supplies (including photo supplies, composition supplies, camera supplies, pressroom supplies, pressroom plates, mailroom supplies, plant supplies and route and circulation supplies) used or held for use in connection with the ownership or operation of the Business;

2.1.8           all tangible materials included within the library (i.e., the “morgue”) of each of the Newspapers, including all clippings, art, photographs (including digital files and film, negatives and positives), historical facts and memorabilia, bound files of back issues, electronic archives, and microfilm and microfiche reproductions of back issues, but excluding, any Intellectual Property contained therein that is not Business Intellectual Property;

2.1.9           all motor vehicles, furniture, fixtures, equipment, machinery and other tangible personal property used or held for use in connection with the ownership or operation of the Business;

2.1.10           all books of account and financial records,  invoices, shipping records, sales and promotional literature, supplier, customer and circulation lists, correspondence and other documents, records, data, files and service manuals relating to the Business;

2.1.11           all applicable credits, prepaid expenses, deferred charges, rebates, promotional allowances, sponsorships and related benefits (e.g., tickets, suites, and the like) and prepaid items to the extent relating to the Business, as well as all rights to the amounts paid or payable by the Tribune Company for upgrades of Business equipment to the extent not previously disbursed in connection with such upgrades, in each case other than the insurance-related items set forth in Section 2.2.2;

2.1.12           all other assets other than Excluded Assets, whether owned, leased or licensed, real, personal or mixed, or tangible or intangible, which are used or held for use in connection with the ownership and operation of the Business, it being understood that any asset which is owned or controlled in whole or in part by Seller or its Affiliates and which is used or held for use in the ownership and operations of the Business will be treated in all respects as a Transferred Asset (to the extent of their right, title and interest therein) even if it is not specifically listed in this Section 2.1 or described in any schedule to this Agreement to the same extent as if it had been so listed or described (but without limitation of Buyer’s rights and remedies), and all representations, warranties and covenants contained in this Agreement shall apply with equal force to all such assets;

2.1.13           all applicable guaranties, warranties, indemnities and similar rights in favor of Seller with respect to any tangible Transferred Asset;

2.1.14           all goodwill relating to the Business;

2.1.15           all claims, rights, interests and choses of action of Seller, whether mature, contingent or otherwise, against third parties relating to the Business and the Transferred Assets, including those arising during or attributable to any period prior to the Closing, other than those set forth on Schedule 2.1.15; and

2.1.16           all proceeds, cash, and cash equivalents arising from or relating to the sale, transfer, conversion or other disposition by Buyer of any of the foregoing following the Closing.

Parent agrees to convey, assign, sell, transfer and deliver to Buyer at the Closing all right, title and interest of Parent in any of the Transferred Assets on the terms and subject to the conditions set forth in this Agreement.

2.2           Excluded Assets.  Notwithstanding anything set forth in this Agreement to the contrary, the Transferred Assets shall not include the following assets (collectively, the “Excluded Assets”), which shall be retained by Seller or its Affiliates:

2.2.1           Seller’s cash on hand as of the Closing (other than petty cash of the Newspapers included as Adjustment Assets on Schedule 2.5.5) and all other cash, checks, drafts or cash equivalents in Seller’s bank, savings or lockbox accounts or otherwise in Seller’s possession, including any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items, and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments;

2.2.2           Seller’s and its Affiliates’ prepaid business (including, liability, business interruption and the like), group and other insurance policies, Contracts of insurance, all coverage, proceeds and recoveries thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies or to the cash surrender value thereof;

2.2.3           all rights and claims of Seller and its Affiliates to the extent relating to any other Excluded Asset, any Retained Liabilities or any obligation of Seller to indemnify Buyer, including all guarantees, warranties, indemnities and similar rights in favor of Seller or its Affiliates in respect of any other Excluded Asset, any Retained Liabilities or any obligation of Seller to indemnify the Buyer;

2.2.4           any books and records that Seller is required by Legal Rules to retain (in which case Seller shall provide or cause to be provided to Buyer complete and correct duplications thereof, to the extent permitted by applicable Legal Rules) or is prohibited by Legal Rules from disclosing, and all documents, books and records relating to the organization, existence and ownership of Seller and its Affiliates, including their corporate minute books and other books and records related to internal company matters or headquarters operations, all records concerning confidential financial relationships with Seller’s lenders or Affiliates, and all records that do not relate to the Business;

2.2.5           any claims, rights and interest in and to any refund, rebate, abatement, credit or other recovery of Taxes or fees of any nature for periods prior to the Closing or any choses in action owned by Seller or its Affiliates relating to any such refund, rebate, abatement, credit or other recovery of Taxes or fees;

2.2.6           Shared Contracts (including Allocable Shared Contracts), other than Shared Contract Rights allocated to Buyer in accordance with Section 2.3;

2.2.7           Contracts set forth on Schedule 2.2.7 (the “Excluded Contracts”);

2.2.8           all corporate names, trademarks, trade names, domain names, service marks, service names, logos and similar proprietary rights of Seller or its Affiliates using the name “Media General” or any derivation thereof whether or not used (and whether or not exclusively used) in the Business;

2.2.9           all cash due to and from intercompany accounts, all rights to receive fees or services from Seller or any of its Affiliates that do not relate to the Business, and any Contracts between Seller and any of its Affiliates, it being agreed that none of such items shall be included in the Adjustment Assets;

2.2.10           any Employee Benefit Plan and any related assets;

2.2.11           all of the Excluded Licenses;

2.2.12           all claims, rights, interests and choses of action of Seller, whether mature, contingent or otherwise, against third parties (a) set forth on Schedule 2.2.14, (b) not relating to the Business and the Transferred Assets, or (c) relating exclusively to the Retained Liabilities or the Excluded Assets;

2.2.13           all assets of Seller retired or disposed of between the date of this Agreement and the Closing Date in accordance with Section 5.1; and

2.2.14           the assets identified on Schedule 2.2.14.

2.3           Shared Contracts.

2.3.1           Subject to the provisions of this Section 2.3, the Transferred Assets shall include those rights relating to the Business which arise from and after the Closing under a Shared Contract set forth on Schedule 2.3.1 (each, an “Allocable Shared Contract”), subject to the terms and conditions of such Allocable Shared Contract (such rights, the “Shared Contract Rights”), and the Assumed Liabilities shall include those Liabilities corresponding to such rights, other than those Liabilities which arise as a result of any breach thereof by Seller or any of its Affiliates prior to the Closing, subject to the terms and conditions of such Allocable Shared Contract (such Liabilities, the “Shared Contract Liabilities”).

All rights and Liabilities which arise under an Allocable Shared Contract other than the Shared Contract Rights and the Shared Contract Liabilities shall in all cases be included in the Excluded Assets and the Retained Liabilities, as applicable.  For purposes of determining the scope of the Shared Contract Rights and Shared Contract Liabilities, the rights and Liabilities under each Allocable Shared Contract shall be equitably allocated among (a) the Business, on the one hand, and (b) the newspapers or other businesses other than the Business that will continue to be owned by Seller or its Affiliates and other buyers of newspapers of Seller or its Affiliates, to the extent applicable, after the Closing, on the other hand, in accordance with the following equitable allocation principles:

(i)           any allocation set forth in the Allocable Shared Contract shall control;

(ii)           if there is no allocation in the Allocable Shared Contract as described in clause (i) hereof, then any allocation previously made by Seller or its Affiliates in the ordinary course of business shall control;

(iii)           if there is no allocation as described in clause (ii) hereof, then the quantifiable proportionate benefit to be received by Seller and Buyer after the Closing Date (to be determined by mutual good faith agreement of Seller and Buyer) shall control; and

(iv)           if not quantifiable as described in clause (iii) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of Seller and Buyer) shall control.

2.3.2           At the election of Seller and subject to any applicable Consents, such allocation may be effectuated by termination of the Allocable Shared Contract in its entirety and the execution of new Contracts or by an assignment to and assumption by Buyer of the Shared Contract Rights and the Shared Contract Liabilities under such Allocable Shared Contract, provided, that the effectuation of such allocation by termination of the Allocable Shared Contract in its entirety does not materially disadvantage Buyer.  Except as set forth on Schedule 6.1.6, the completion of the documentation of any such termination and replacement or assignment is not a condition to the Closing.  As soon as practicable after the execution of this Agreement, Seller shall make appropriate requests to obtain, at the election of Seller, either Consents from appropriate third parties to assignment and assumption by Buyer of such Shared Contract Rights and Shared Contract Liabilities or reasonably comparable replacement or separated Contracts (each, a “Replacement Contract”) that provide for the Shared Contract Rights and Shared Contract Liabilities for the benefit of Buyer and the Business with the remaining rights and Liabilities for the benefit of Seller and its Affiliates, and Seller shall use commercially reasonable efforts to obtain such Consents or Replacement Contracts as expeditiously as possible.  Any requests for such Consents or Replacement Contracts shall include a request that Seller and its Affiliates be unconditionally released from all Liabilities relating to the Shared Contract Rights and Shared Contract Liabilities attributable to the period after the Closing; provided, such releases shall not be a condition to the processing or provision of such Consents or Replacement Contracts.  Seller shall be responsible for and pay all administrative or processing fees imposed by any Person pursuant to the terms of the relevant Allocable Shared Contract or otherwise as a condition to processing any Consent or Replacement Contract requests.  Buyer shall reasonably cooperate with Seller to obtain such Consents or Replacement Contracts.  Nothing in this Section 2.3.2 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys fees, administrative fees, processing fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Seller or Buyer or any adjustment to the Purchase Price.

2.3.3           Except as set forth on Schedule 6.1.6, Buyer and Seller agree that obtaining the Consents or Replacement Contracts for the Allocable Shared Contracts is not a condition to the Closing.  In the event that a Consent or Replacement Contract for an Allocable Shared Contract is not obtained by the Closing and the Closing occurs, Seller, in its sole discretion, may either assign the Shared Contract Rights and Shared Contract Liabilities arising under such Allocable Shared Contract to Buyer notwithstanding the absence of a Consent therefor or use commercially reasonable efforts to cooperate with Buyer in effecting a commercially reasonable arrangement permitted by Legal Rules and not inconsistent with such Allocable Shared Contract under which Buyer shall receive benefits under the Allocable Shared Contract corresponding to the Shared Contract Rights from and after the Closing, and, to the extent of the benefits received, Buyer shall pay and perform Seller’s and its Affiliates’ Liabilities arising under the Allocable Shared Contract (other than Liabilities arising from a breach thereof by Seller or any of its Affiliates prior to the Closing) corresponding to the Shared Contract Liabilities from and after the Closing in accordance with its terms; provided, that Seller and its Affiliates shall not be liable or have any further responsibility to Buyer for the failure of such Consents or Replacement Contracts to be obtained so long as Seller and its Affiliates have complied with this Section 2.3.3 in connection therewith.

2.4           Purchase Price.  The purchase price for the Transferred Assets shall be One Hundred Forty-Two Million Dollars ($142,000,000), reduced or increased, as the case may be, on a dollar-for-dollar basis by the amount by which the Closing Adjustment Amount is less than or greater than the Target Adjustment Amount (such amount subject to such adjustments, the “Purchase Price”).  If the Closing Adjustment Amount is less than the Target Adjustment Amount, then the Purchase Price shall include a corresponding reduction on a dollar-for-dollar basis, and if the Closing Adjustment Amount is greater than the Target Adjustment amount, then the Purchase Price shall include a corresponding increase on a dollar-for-dollar basis.  At the Closing, Buyer shall deliver to Seller, via wire transfer of immediately available funds in U.S. Dollars in accordance with Seller’s written instructions (to be provided at least two (2) Business Days prior to the Closing), the Estimated Purchase Price.

2.5           Purchase Price Adjustment.

2.5.1           At least five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good-faith estimate of the Adjustment Assets and the Adjustment Liabilities as of the Closing, the Closing Adjustment Amount, and the Purchase Price, as adjusted for such estimated Closing Adjustment Amount (such statement, the “Estimated Adjustment Statement”).  The Closing Adjustment Amount and the Purchase Price calculated pursuant to such estimate for purposes of the Closing are referred to as the “Estimated Closing Adjustment Amount” and the “Estimated Purchase Price,” respectively.  Such Estimated Adjustment Statement shall be prepared in accordance with this Section 2.5.1 and Section 2.5.5.  Seller shall make available to Buyer reasonably detailed supporting calculations and work papers used to prepare the Estimated Adjustment Statement and relevant accounting personnel of Seller involved in the preparation of the Estimated Adjustment Statement, and Buyer shall notify Seller of any good faith disagreement with such calculation.  Seller shall revise the Estimated Adjustment Statement to reflect the resolution of any such disagreement upon which Seller and Buyer may agree; provided, however, that Buyer and Seller shall utilize Seller’s estimates to the extent any disagreement remains unresolved for purposes of the adjustment to be applied at the Closing for determining the Estimated Purchase Price.

2.5.2           Buyer shall prepare and deliver to Seller a statement of Adjustment Assets and Adjustment Liabilities as of the Closing (the “Adjustment Statement”), which statement shall be prepared in accordance with this Section 2.5.2 and Section 2.5.5, as promptly as practicable, but in any event within sixty (60) days after Seller has provided to Buyer complete and correct copies of any and all books and records, or other data regularly prepared by Seller, as reasonably requested by Buyer to prepare the Adjustment Statement  (the “Adjustment Statement Period”).  If Buyer does not prepare and deliver the Adjustment Statement to Seller prior to the end of the Adjustment Statement Period, Buyer shall be deemed to have approved the Estimated Adjustment Statement for purposes of the adjustment to be made pursuant to Section 2.5.4.  Seller shall notify Buyer in writing of any objections that Seller may have to the Adjustment Statement within thirty (30) days after receipt of the Adjustment Statement.  Without limiting any other provision of this Agreement, during such thirty (30) day period, Buyer shall make its relevant accounting personnel (and reasonably detailed supporting calculations and work papers used to prepare the Adjustment Statement) available to Seller and its representatives for purposes of Seller’s review of the Adjustment Statement.

2.5.3           If Seller does not notify Buyer in writing of any objections to the Adjustment Statement prior to the end of such thirty (30) day period, Seller shall be deemed to have approved the Adjustment Statement for purposes of the adjustment to be made pursuant to Section 2.5.4.  If Seller notifies Buyer in writing of any objections to the Adjustment Statement prior to the end of such thirty (30) day period, Buyer and Seller shall attempt to resolve the differences between Buyer and Seller in good faith for a period of thirty (30) days after the date of Buyer’s receipt of such notice of objections.  If Seller and Buyer resolve such differences within such period, the determination of Buyer and Seller shall be conclusive and binding on the parties.  If any such differences cannot be resolved within such thirty (30) day period, the disputed items shall be referred promptly to PricewaterhouseCoopers, or if such firm is not available, another independent certified public accounting firm of national reputation, which is mutually satisfactory to the parties, which has been retained by neither Seller, Buyer nor any of their respective Affiliates for any material engagement during the one (1) year period preceding the date of such referral, and which has agreed to meet the time deadlines imposed herein; provided that if Seller and Buyer cannot agree on such an independent accounting firm, the firm shall be selected by an accounting firm designated by Buyer and an accounting firm designated by Seller; provided, further, that if no firm is designated within thirty (30) days by the accounting firms so designated by Buyer and Seller, the accounting firm shall be designated by the American Arbitration Association (Richmond, Virginia office).  Seller and Buyer shall instruct such firm to make its determination with respect to such disputed items (and only such disputed items) within thirty (30) days after the date of the execution of the engagement letter of such firm by the parties thereto.  The determination of such firm shall be conclusive and binding on Seller and Buyer.  Such firm shall make such determination in accordance with the relevant provisions of this Agreement and shall not award an amount more favorable to Buyer than the corresponding amounts claimed by Buyer in its Adjustment Statement or more favorable to Seller than the corresponding amounts claimed by Seller in its notice of objections.  Seller and Buyer shall each pay one-half of the fees of such firm and any fees owed to the American Arbitration Association (if applicable).

2.5.4           If, based on the Adjustment Statement as finally determined pursuant to Section 2.5.3, it is determined that the amount, if any, paid by Buyer at the Closing in accordance with Section 2.4 should have been more or less than what was paid on the Closing Date, then, within three (3) Business Days after the final determination of the Adjustment Statement, Buyer or Seller, as applicable, shall pay to the other party the amount of such underpayment or overpayment by wire of immediately available U.S. funds to an account designated in writing by such other party at least two (2) Business Days prior to such payment.

2.5.5           Schedule 2.5.5 sets forth and describes the accounts and line items that will comprise the Adjustment Assets and Adjustment Liabilities.  The parties agree that for purposes of preparing the Estimated Adjustment Statement and the Adjustment Statement, (i) such statements shall be presented using the same accounts and line items as set forth on Schedule 2.5.5, (ii) for purposes of the Estimated Adjustment Statement, Adjustment Assets and Adjustment Liabilities shall be determined as of the last month end preceding the Closing Date; (iii) for purposes of the Adjustment Statement, Adjustment Assets and Adjustment Liabilities shall be determined as of 12:01 a.m., local time, on the Closing Date, and (iv) Adjustment Assets and Adjustment Liabilities shall be determined in accordance with GAAP, except with respect to the determination of certain non-GAAP accounts and line items specified on Schedule 2.5.5, which shall not be determined in accordance with GAAP but shall be determined in accordance with the principles and methodologies historically used by Seller and its Affiliates in determining such amounts.

2.6           Allocation of Purchase Price.  Seller and Buyer agree to use good faith efforts to agree to an allocation of the aggregate purchase consideration among the Transferred Assets in a manner consistent with Section 1060 of the Code and the United States Treasury Regulations promulgated thereunder within one hundred twenty (120) days after the Closing Date and, if Seller and Buyer reach such agreement, then Seller and Buyer agree to file all income Tax forms and Returns (including IRS Form 8594 or any successor form) in accordance with such allocation and agree not to take any position before any taxing authority that is inconsistent with such allocation.  If Seller and Buyer shall not have agreed on such allocation by the one hundred twentieth (120th) day following the Closing Date, then Seller and Buyer shall have no further obligations pursuant to this Section 2.6, and each of Seller and Buyer shall make its own determination of such allocation for financial and tax reporting purposes.  Without limiting any other provision of this Agreement, during such one hundred twenty (120) day period, Seller shall make its relevant personnel and its books and records reasonably available to Buyer and its representatives in connection with the determination of the allocation of the aggregate purchase consideration.

2.7           Assumption of Assumed Liabilities; Retained Liabilities.

2.7.1           At the Closing, Buyer shall assume and shall thereafter timely pay and perform and discharge when due and payable the following Liabilities (collectively, the “Assumed Liabilities”):

(i)           all Liabilities of Seller and any of its Affiliates and the Business under the Business Contracts and the Transferred Licenses to the extent attributable to the period after the Closing (other than as a result of a breach by Seller or any of its Affiliates of any Business Contract or Transferred License prior to Closing, which Liabilities shall be Retained Liabilities);

(ii)           all Shared Contract Liabilities allocated to Buyer in accordance with Section 2.3;

(iii)            all Adjustment Liabilities; and

(iv)           all Liabilities to be assumed by Buyer as set forth in Section 5.6.

2.7.2           Buyer shall not assume or have any responsibility for any Liabilities of Seller or its Affiliates other than the Assumed Liabilities (all Liabilities of Seller or its Affiliates other than the Assumed Liabilities, the “Retained Liabilities”), including the following:

(i)           all Liabilities arising out of or relating to the ownership, operation or conduct of the Business or the Transferred Assets prior to the Closing, except to the extent included in the Adjustment Liabilities or Liabilities to be assumed by Buyer as set forth in Section 5.6;

(ii)           all Liabilities arising under the Shared Contracts, other than Shared Contract Liabilities allocated to Buyer under Section 2.3, or any Replacement Contract;

(iii)           all Liabilities relating to any of the Excluded Assets;

(iv)           all Liabilities arising out of or relating to Taxes of Seller or any of its Affiliates or any Tax attributable to the ownership, operation or conduct of the Business or Transferred Assets prior to the Closing, except (a) to the extent included in the Adjustment Liabilities and (b) to the extent set forth in Section 5.4.2;

(v)           all Liabilities arising out of or relating to any Employee Benefit Plan;

(vi)           all Liabilities arising out of or relating to any violations of Environmental Laws prior to the Closing Date; and

(vii)           all Liabilities arising out of or relating to any claims, actions, suits, arbitrations, litigation or other similar proceedings in connection with the conduct, operation or ownership of the Business, Shared Contracts or Transferred Assets prior to the Closing Date.

2.7.3           Notwithstanding anything herein to the contrary, except as set forth in the second sentence of this Section 2.7.3, this Article 2 shall not constitute an agreement to assign or assume any Contract related to the Transferred Assets or the Business, or any claim, commitment, sales order or purchase order or any benefit arising thereunder or resulting therefrom included within the Transferred Assets or the Assumed Liabilities if an attempted assignment or assumption of the same, without a Consent, would constitute a breach thereof.  If any Consent is not obtained so that the Buyer does not, in fact, receive the rights, or assume the obligations, of Seller with respect thereto as they exist as of the Closing Date, without limitation of any rights and remedies of the parties hereunder, then Seller and Buyer shall enter into such commercially reasonable cooperative arrangements as may be reasonably acceptable to the Seller and Buyer to provide Buyer with the benefits of such Transferred Asset and to relieve Seller from the obligations of such Assumed Liability.

2.8           Name; Affiliated Services.

2.8.1           Without limiting the terms of Section 2.2.6, after the Closing, Buyer shall remove or delete the name “Media General” and any derivations thereof from the Transferred Assets as soon as reasonably practicable, but, in any event, by the ninetieth (90th) day following the Closing, except that Buyer shall not be obligated to remove the name “Media General” and any derivations thereof from Transferred Assets that constitute historical assets from which it would not be practicable to remove such name or derivations.  By way of example only, such historical assets include newspaper morgue assets, books of account, and financial records.

2.8.2           Except as will be provided in the Buyer Transition Services Agreement, Buyer acknowledges and agrees that all services currently provided for, or all rights licensed for use by, or on behalf of, Seller and its Affiliates in connection with the operation of the Business, including all customary corporate overhead and other services, including those described on Schedule 3.18, shall cease to be provided to the Business and shall not be provided to Buyer effective as of the Closing.

3.           REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1           Organization, Standing and Authority.  Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is duly authorized, qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the nature of its activities makes such qualifications or licensing necessary under the applicable Legal Rules.  Seller has all requisite power and authority to own, operate and lease its assets and carry out its business as presently conducted.

3.2           Authorization and Binding Obligation.  Each of Parent and Seller has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to carry out and perform all of its other obligations under the terms of this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements to which Parent  or Seller is a party and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements to which Parent or Seller is a party as of the Closing will be, duly authorized by all necessary corporate or limited liability company, as applicable, action.  No other proceedings on the part of Parent or Seller or its shareholders or members, as applicable, are necessary, or solely with respect to the Related Agreements to which Parent or Seller is a party as of the Closing will be necessary, to approve this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and all Related Agreements to which Parent or Seller is a party as of the Closing will be, duly executed and delivered by Parent or Seller, as applicable, and this Agreement constitutes, and the Related Agreements to which Parent or Seller is a party will, as of the Closing, constitute, the valid and legally binding obligation of Parent or Seller, as applicable, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Legal Rules affecting the enforcement of creditors’ rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereunder may be brought.

3.3           Absence of Conflicting Terms; Consents.  Except for the expiration or termination of any applicable waiting period under the HSR Act (if applicable) or as set forth on Schedule 3.3 or as would not materially impair the ability of Parent or Seller to perform its obligations under this Agreement and the Related Agreements to which it is a party, neither the execution, delivery and performance by Parent or Seller of this Agreement and the Related Agreements to which it is a party (with or without the giving of notice, the lapse of time, or both), nor the consummation of the transactions contemplated by this Agreement or the Related Agreements: (a) assuming receipt of all Consents listed on Schedule 3.3, will require the Consent of, notice to, or filing with, any Governmental Authority; (b) will conflict with any provision of the certificate of incorporation or bylaws or certificate of formation or limited liability company agreement, as applicable, of Parent or Seller; (c) assuming receipt of all Consents listed on Schedule 3.3, will conflict with, result in a breach of, or constitute a default under any Material Business Contract or Material Allocable Shared Contract, or any material Legal Rule applicable to the Business, the Transferred Assets, or Parent or Seller in connection therewith; and (d) assuming receipt of all Consents listed on Schedule 3.3, will result in the creation upon the Transferred Assets of any Encumbrances other than in favor of Buyer.

3.4           Financial Statements.  Attached as Schedule 3.4(a) hereto are complete and correct copies of the unaudited balance sheet for the Business as of March 25, 2012 (the “Most Recent Balance Sheet”), December 25, 2011 and December 26, 2010 and unaudited statements of the operating income for the Business for the three-month period ended March 25, 2012 and for the years ended December 25, 2011 and December 26, 2010 (collectively, the “Financial Statements”). The Financial Statements were derived from the books and records of the Business, have been prepared in accordance with GAAP (except as set forth on Schedule 3.4(b)) consistently applied, and fairly present, in all material respects, the financial position and results of operations of the Business as of the dates thereof and for the periods indicated therein, except as set forth on Schedule 3.4(b) and other than with respect to the absence of footnote disclosure therein.

3.5           Undisclosed Liabilities.  Except as set forth on Schedule 3.5, neither Seller nor its Affiliates has any material Liability in respect of the Business, the Shared Contracts or the Transferred Assets, except for Liabilities which (a) are reflected or reserved for on the face of the Most Recent Balance Sheet, (b) are included in the calculation of the Adjustment Liabilities, or (c) have arisen since March 25, 2012 in the ordinary course of business.

3.6           Title to Assets; Tangible Personal Property; Sufficiency of Transferred Assets.

3.6.1           Seller has good and valid title to, or a valid and enforceable leasehold interest in, the Transferred Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and other than as set forth on Schedule 3.6.1.

3.6.2           Schedule 3.6.2 sets forth the fixed asset lists (including motor vehicles) regularly prepared by Seller for assets included in Transferred Assets (which lists delivered at signing will be dated as of April 29, 2012 and which will have been updated and delivered prior to the Closing after the books are closed for the monthly period immediately preceding the Closing).  Except as set forth on Schedule 3.6.2, all material Transferred Assets which, individually or in the aggregate, are material to the Business are in adequate operating condition for their respective present uses and operation, given the age of such property and the use to which such property is put, ordinary wear and tear excepted, and its use complies in all material respects with all Legal Rules.

3.6.3           Except for the Excluded Assets and the assets that will be utilized in the provision of transition services in accordance with the Buyer Transition Services Agreement, the Transferred Assets comprise all the assets necessary for Seller to conduct, in all material respects, the operations of the Business as conducted as of the date hereof.

3.7           Real Property.

3.7.1           Schedule 3.7.1 lists all Owned Real Property.  Except as set forth in Schedule 3.7.1, Seller has good and marketable title in fee simple to such premises and all buildings, structures, facilities, fixtures and other improvements thereon, free and clear of all Liens, other than Permitted Encumbrances.  Seller has adequate rights of ingress and egress with respect to the Owned Real Property.  Except as set forth on Schedule 3.7.1, in the past three (3) years Seller has received no written notice of any violation of any building, zoning, administrative, occupational safety and health or other Legal Rule in any material respect, which violation remains active and unremedied.

3.7.2           Schedule 3.7.2 lists all Leased Real Property and the leases, licenses and other agreements by which Seller occupies the Leased Real Property (collectively, the “Leases”).  Seller has a valid leasehold estate in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as set forth on Schedule 3.7.2, Seller is not in breach in any material respect of any of the Leases and, to Seller’s Knowledge, as of the date hereof, no other party to any such Lease is in breach thereof in any material respect.  Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to Seller’s Knowledge, of each other Person that is a party thereto, and all rent and other sums and charges payable by Seller are current (or will be reflected as Adjustment Liabilities) and there is no, and Seller has not received written notice of any, default by Seller (or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder).  Seller has no reason to believe that any particular lessor under any Lease will not consent (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring any modifications of the rights or obligations of the lessee thereunder.  Seller does not owe any brokerage commissions with respect to the Leased Real Property.

3.7.3           There does not exist, as of the date hereof, any actual or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Owned Real Property or Leased Real Property or any part thereof, Seller has not received any written or, to Seller’s Knowledge, any other notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

3.7.4           All material permits issued by a Governmental Authority that are required for the occupancy and use of the Owned Real Property and Leased Real Property as presently being used by Seller have been obtained and are in full force and effect, and, as of the date hereof, Seller has not received any notices of material default or material violations in connection with such items.

3.7.5           As of the Closing Date, Seller has delivered to Buyer, to the extent in Seller’s possession, true and complete copies of (i) all deeds, mortgages, deeds of trust, leases, licenses, tenancies, subleases and other material occupancy agreements (including any amendments and renewal letters), certificates of occupancy, title insurance policies, title reports, and surveys, and all amendments thereof, with respect to the Real Property and (ii) all material contracts to which Seller is a party with respect to construction on or improvement of any Real Property and all plans and specifications relating to such construction or improvement.

3.7.6           Except as disclosed in Schedule 3.7.6, (i) no party other than Seller has a contractual right to occupy or use any Owned Real Property, nor, to Seller’s Knowledge, any Leased Real Property and (ii) except as set forth in the Leases, no tenant or other party in possession of any of the Owned Real Property or any other party, has any right or option to purchase, or holds any right of first refusal to purchase, the Owned Real Property or any portion thereof or interest therein.

3.7.7           All buildings, structures, facilities, fixtures and other improvements located on the Real Property which are, individually or in the aggregate, material to the Business are in adequate operating condition for their respective uses and operation, given the age of such property and the use to which such property is put, ordinary wear and tear excepted.

3.8           Material Business Contracts and Material Allocable Shared Contracts.

3.8.1           Schedule 3.8.1 includes a list, as of the date hereof, of all the Material Business Contracts and includes a list, as of the date hereof, of all the Material Allocable Shared Contracts.  Seller has made available to Buyer complete and correct copies of all the Material Business Contracts and the Material Allocable Shared Contracts.  Schedule 3.8.1 expressly identifies each Material Business Contract and Material Allocable Shared Contract, the assignment of which requires the consent of a third party.

3.8.2           Except as set forth on Schedule 3.8.2, (a) each Material Business Contract and Material Allocable Shared Contract (except Contracts that expire by their respective terms) is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller or its Affiliates in accordance with the respective terms thereof, except as the enforceability of such obligation of Seller or its Affiliates may be limited by principles of public policy, any Legal Rules of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Rules affecting creditors’ rights and relief of debtors, and general principles of equity, and, to Seller’s Knowledge, represents a valid, binding and enforceable obligation of each of the other parties thereto, except as the enforceability of such obligation may be similarly limited; and (b) (i) there exists no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Seller, its Affiliates or, to Seller’s Knowledge, on the part of any other party thereto under any Material Business Contract or Material Allocable Shared Contract, (ii) to Seller’s Knowledge, no event has occurred that with or without notice or lapse of time would permit termination, modification, or acceleration, under the agreement, and (iii) none of Seller, its Affiliates or, to Seller’s Knowledge, any other party thereto has repudiated any material provision of such Material Business Contract or Material Allocable Shared Contract.  Prior to the Closing, Seller will make available to Buyer true, correct, and complete copies of all of the written Material Business Contracts and Material Allocable Shared Contracts.

3.9           Intellectual Property.

3.9.1           Set forth on Schedule 3.9.1(a) is a list of all material Registered Business Intellectual Property (excluding copyrights) and material unregistered Trademarks.  Set forth on Schedule 3.9.1(a) is a list of all material Net Names that constitute Business Intellectual Property.  A list of all Software constituting Business Intellectual Property, any licenses therefor, and the number of such licenses, in each case to the extent included in the Transferred Assets, will be delivered to Buyer no later than the Closing Date.  Set forth on Schedule 3.9.1(b) is a description of the methodology that will be used by the parties prior to Closing to identify and verify such licenses for Software, the number of such licenses, and the purchase or transfer of such licenses by or to Seller or its Affiliates. A list of all Databases included in the Transferred Assets will have been delivered to Buyer no later than the Closing Date.

3.9.2           The number of licenses held by Seller with respect to Software that is either (a) included in the Transferred Assets or (b) to be utilized in the provision of transition services in accordance with the Buyer Transition Services Agreement is, in the aggregate, sufficient to lawfully and properly conduct the Business as currently conducted.

3.9.3           Except as disclosed on Schedule 3.9.3 and assuming receipt of all Consents listed on Schedule 3.3, with respect to each material item of owned Business Intellectual Property, (a) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrance, license or other restriction (excluding non-exclusive licenses and ordinary-course contractual restrictions to which Seller is subject), (b) no material item of owned Business Intellectual Property is subject to any outstanding decree, order, injunction, ruling, judgment or charge restricting the transfer thereof, or the use thereof in connection with the operation of the Business as currently conducted, or which may affect, in any material respect, the legality, validity, enforceability, access, use or ownership thereof, (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item, and (d) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for Intellectual Property that is abandoned or not renewed by Seller in the ordinary course and patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Affiliates, including a failure to pay any required maintenance fees).  To Seller’s Knowledge, the operation of the Business as currently conducted does not infringe upon, dilute, or misappropriate the Intellectual Property rights of any third party; there are no facts to Seller’s Knowledge indicating any of the foregoing; and, except as disclosed on Schedule 3.9.3, as of the date hereof, Seller has not received any written or, to its Knowledge, any other claims or threats from third parties alleging any such infringement, dilution, or misappropriation.  To Seller’s Knowledge, no third party has infringed upon, diluted, or misappropriated any Intellectual Property rights of Seller or any Intellectual Property rights of Seller’s Affiliates that are utilized in the Business.

3.9.4           With respect to each material item of Business Intellectual Property that any third party owns and that Seller or any of its Affiliates accesses or uses pursuant to license, sublicense, or agreement: (a) the license, sublicense, or agreement covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects, (b) no party to the license, sublicense, or agreement is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach of or default or permit termination, modification, or acceleration thereunder, and (c) no party to the license, sublicense, or agreement has repudiated any material provision thereof.

3.10           Tax Matters. Seller has timely filed or caused to be filed all Returns it was required to file. All such Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Seller (whether or not shown or required to be shown on any Return) have been paid.  Except for Permitted Encumbrances, there are no Encumbrances for Taxes on any of the Transferred Assets. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee or other payee of the Business, and all Returns required with respect thereto have been properly completed and timely filed. Except as set forth on Schedule 3.10, no Returns of Seller currently are the subject of audit. No representative of any taxing authority is asserting in writing or orally any Tax deficiency against Seller.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.11           Absence of Changes or Events.  From March 31, 2012 through and including the date hereof, except as set forth on Schedule 3.11, (i) neither Parent nor Seller has taken any action of a type that would be prohibited by Section 5.1.1 had such action been taken after the date hereof, (ii) Seller has conducted and operated the Business in the ordinary course of business, and (iii) there has not been any event, change, state of facts or circumstances or development that has had or would reasonably be expected to have a Material Adverse Effect.

3.12           Insurance.  Seller or its Affiliates maintain insurance in respect of the Transferred Assets and the Business covering such risks, in such amounts, with such terms and with such insurers as Seller or such Affiliates have determined is appropriate in light of the Business and consistent with industry practice (such insurance, the “Business Insurance Policies”).  All of the Business Insurance Policies are in full force and effect.  None of Seller or its Affiliates is in default with respect to any material provision contained in any such Business Insurance Policy held by or on behalf of it.  None of Seller or its Affiliates has received any notice of cancellation or non-renewal of any such Business Insurance Policy.

3.13           Employee Benefit Plans.

3.13.1           Set forth on Schedule  3.13.1 is a complete and correct list, as of the date hereof, of each Employee Benefit Plan.  True, complete and accurate summaries of (i) all Employee Benefit Plans, (ii) all plans, programs, or arrangements (1) to pay commissions to Business Employees, and (2) with respect to vacation leave, sick leave and short-term disability that apply to any Business Employees (all such plans, programs and arrangements, the “Other Employee Programs”), and copies of all written Employee Benefit Plans and written Other Employee Programs, have been made available to Buyer, provided that in the case of commission arrangements, Seller has made available to Buyer representative forms of such arrangements.  Except as disclosed on Schedule  3.13.1, (a) there is not now in effect or to become effective after the date of this Agreement and until the Closing Date, any new Employee Benefit Plan or Other Employee Program or any amendment thereto which, in either case, will affect the benefits of Business Employees (other than as required by Legal Rules) and that will on or after the Closing Date impose any liability on Buyer, and (b) no Business Employee has a commission arrangement covering a period in excess of one (1) year.

3.13.2           Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been administered, funded and maintained in compliance without material exception with its own terms and, where applicable, with ERISA, the Code and any other Legal Rules.   All contributions to an Employee Benefit Plan for any period on or before the Closing Date which are not yet due have been paid or properly accrued in the Financial Statements in accordance with applicable Legal Rules and, to the extent not paid as of the Closing Date, will be accrued on Seller’s or its Affiliates’ financial statements and paid when due.  All premiums or other payments for all periods ending on or before the Closing Date have been (or will be) timely paid with respect to each Employee Benefit Plan.  All obligations under the Other Employee Programs for all periods prior to the Closing Date have been (or prior to the Closing Date will be) satisfied, except for (i) those specifically assumed by Buyer in section (e) of Schedule 5.6, and (ii) commissions accrued as of Closing, which will be calculated and paid in by Seller in accordance with Seller’s normal practices.

3.13.3           Without material exception, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.  The requirements of COBRA have been met in all material respect with respect to each such Employee Benefit Plan.

3.13.4           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made, without material exception, within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been or will be made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Affiliates.

3.13.5           Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

3.13.6           There have been no material non-exempt Prohibited Transactions with respect to any Employee Benefit Plan.  To the Knowledge of Seller, no Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

3.13.7           None of Seller or its Affiliates contributes to, or is required to contribute to, and within the past five (5) years none of them has contributed to or been required to contribute to, any Multiemployer Plan with respect to Business Employees.

3.13.8           Except as disclosed on Schedule 3.13.1, none of Seller or its Affiliates maintains, contributes to, or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated Business Employees (or any spouse or other dependent thereof) other than in accordance with COBRA.

3.13.9           The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits to any Business Employee under, any Employee Benefit Plan.

3.13.10         Buyer shall not incur, and could not reasonably be expected to incur, by operation of Legal Rules or otherwise, any liability under any Employee Benefit Plan and/or other employee benefit or compensation plans, programs or arrangements associated with the Newspapers, the Business, the Transferred Assets, Seller or its ERISA Affiliates, as part of the transactions contemplated by this Agreement or otherwise, except to the extent of liabilities expressly assumed pursuant to Section 5.6.

3.14           Labor Relations.

3.14.1           Schedule 3.14.1 lists by name all Business Employees, whether part-time or full-time, as of the date set forth on such schedule, including any such employee who is an inactive employee on paid or unpaid leave of absence or short-term disability as of such date, and Seller or Affiliate of Seller that employs such Business Employee.  Schedule 3.14.1 also sets forth for each Business Employee, as of such date, such individual’s job title, Newspaper location, annual rate of salary or hourly wage rate, eligibility for commission, first date of employment (with Seller or, if applicable, the prior owner of any Newspaper), reported accrued and unused vacation time, sick leave or paid time off, and date of hire used for crediting service for purposes of vesting or eligibility under Employee Benefit Plans (to the extent different from the first date of employment).

3.14.2           Except as set forth on Schedule 3.14.2, as of the date hereof, there is not pending or, to Seller’s Knowledge, threatened against the Business, any material labor dispute, picketing, lockout, strike, work slow-down or stoppage, and the Business has not experienced any such material labor dispute, picketing, lockout, strike, work slow-down or stoppage within the twelve (12) months preceding the date of this Agreement.  Except as set forth on Schedule 3.14.2, Seller, with respect to the Business, has complied in all material respects with all labor and employment Legal Rules applicable to the Business, and with any Contract with any Governmental Authority relating to the Business, Newspapers and/or Transferred Assets, and Seller has not received any notice of any actual or alleged violation of any such Legal Rule or Contract, whether from an employee, Governmental Authority or other third party.  Except as set forth on Schedule 3.14.2, as of the date hereof, there is not pending or, to Seller’s Knowledge, threatened against the Business any litigation, arbitration, lawsuit, claim, action, grievance or proceeding or any order, decree or judgment relating to the employment of the Business Employees.  There is no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller, in each case related to the Business, Newspapers and/or the Transferred Assets.  There is no unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or any other Governmental Authority against Seller or any agent, representative or employee of Seller, in each case related to the Business, Newspapers and/or Transferred Assets.

3.14.3           Except as set forth on Schedule 3.14.3, neither Seller nor its Affiliates have agreed to recognize any union or collective bargaining representative to represent any Business Employees or agreed to enter into any collective bargaining agreement or other contract regarding collective bargaining representation with any employee, union, labor organization, or other employee representative or group of employees with respect to any of the Business Employees, and to Seller’s Knowledge, no union or collective bargaining representative has been certified as representing any Business Employees.  To Seller’s Knowledge, as of the date hereof, there is no union campaign threatened or being conducted to attempt to gain recognition or certification of any union or collective bargaining representative with respect to any Business Employees.  With respect to the transactions contemplated by this Agreement, any notice required under any collective bargaining agreement set forth on Schedule 3.14.3 has been or prior to the Closing Date will be given, and except as set forth on Schedule 3.14.3, all bargaining obligations with any employee representative has been or prior to the Closing Date will be satisfied.

3.14.4           Buyer is not, and immediately after the Closing will not be, liable for severance pay or any other payment of monies to any Business Employees as a result of the execution of this Agreement or the parties’ performance of the terms and conditions hereunder, or for any other reason in any way related solely to the consummation of the transactions contemplated hereby, including any change of ownership of the Newspapers.

3.14.5           Within the past twelve (12) months, neither Seller nor any of its subsidiaries has implemented any plant closing or layoff of employees requiring notice under the Worker Adjustment and Retraining and Notification Act, and no such action will be implemented prior to Closing without advance notification to Buyer.

3.15           Licenses; Compliance with Laws; Legal Proceedings.

3.15.1           Schedule 3.15.1 lists all material Licenses, as of the date hereof, that are held by Seller or its Affiliates.  Except as set forth on Schedule 3.15.1, each of the Licenses is in full force and effect in accordance with its terms in all material respects.  As of the date hereof, no legal action or other formal proceeding is pending or, to Seller’s Knowledge, threatened, to revoke, terminate, suspend, or cancel any of the Licenses or to impose any material forfeiture or penalty with respect to any of the Licenses.  Those Licenses that are legally transferrable and constitute Transferred Assets are designated on Schedule 3.15.1 as “Transferred Licenses,” while those Licenses that are not legally transferrable and constitute Excluded Assets are designated on Schedule 3.15.1 as “Excluded Licenses.”

3.15.2           Except as disclosed on Schedule 3.15.2, the Business is in compliance and the Transferred Assets are being operated in compliance, in all material respects, with all applicable Legal Rules.

3.15.3           Except as set forth on Schedule 3.15.3, (a) the Business has not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any Governmental Authority; (b) neither Seller nor any of its Affiliates or legal advisors has received any inquiry, written or oral, from any such Governmental Authority concerning any alleged material violation with Legal Rules in connection with the operations or conduct of the Business or the Transferred Assets during the two (2) year period prior to the date of this Agreement, and Seller is not charged or, to the Knowledge of Seller, threatened or under investigation with respect to, any alleged material violation of any Legal Rule relating to the Newspapers or the Transferred Assets; (c) there is no suit, litigation, action, claim or arbitration pending by or against, or to the Knowledge of Seller, threatened against, Seller, the Newspapers, or Seller’s Affiliates related to, or affecting in any material respect, any of the Transferred Assets or the operation of the Business, including any litigation, arbitration or claim relating to any union or union activities; and (d) Seller and its Affiliates have complied in all material respects with all Legal Rules and have complied with orders, writs, injunctions, judgments or decrees applicable to Seller, the Transferred Assets, the Newspapers, or the Business and the present uses by Seller of the Transferred Assets and the business and operation of the Business and the Newspapers do not violate any in any material respect such Legal Rules and do not violate orders, writs, injunctions, judgments or decrees.

3.16           Environmental Matters. Except as disclosed on Schedule 3.16:

3.16.1           The Owned Real Property, and, to Seller’s Knowledge, the Leased Real Property, is in compliance with all applicable Environmental Laws.  In the past five (5) years neither Parent nor Seller has received any written notice of any violation of any Environmental Laws with respect to the Business, the Owned Real Property or the Leased Real Property in any material respect.

3.16.2           Neither Parent nor Seller has received any written notice of any pending or threatened action by any Governmental Authority alleging Parent or Seller is not in compliance under any Environmental Law with respect to the Business or the condition of the Real Property which action has not been resolved and for which all payments, fines or other amounts payable in connection therewith have not been paid in full.

3.16.3           Neither Parent nor Seller has (i) transported or arranged for the treatment, storage or disposal of any Hazardous Substances or treated, stored, or disposed of any Hazardous Substances, in connection with the Business that has resulted or is reasonably likely to result in a material Liability or any investigative, corrective or remedial obligations under any Environmental Law which has not been resolved and for which all payments, fines or other amounts payable in connection therewith have not been paid in full or (ii) except pursuant to Leases, either expressly, by operation of Legal Rules, pursuant to any Contract or otherwise, assumed, undertaken or indemnified any Person for any Liability, including any obligation for corrective or remedial action, of any other Person under any Environmental Laws with respect to the Business or properties included in the Transferred Assets.

3.16.4           Without material exception there are no environmental audits, government inspection or enforcement documents, Phase 1 or Phase 2 environmental site assessment reports, site investigation or remediation reports, or other evaluations of the presence of Hazardous Substances on or at the Real Property that are in the possession of Seller or Parent that have not been delivered to Buyer prior to the execution of this Agreement.

3.16.5           Notwithstanding any other provision of this Agreement, the parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 3.16 are the only representations and warranties given by Seller with respect to environmental matters or compliance with Environmental Laws, and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.17           Privacy Practices.  To Seller’s Knowledge, Seller’s and its Affiliates’ practices are, and since January 1, 2010 have been, in compliance in all material respects with their then-current privacy policies, including the privacy policies posted on Seller’s websites.  To Seller’s Knowledge, neither Seller nor any of its Affiliates have experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and neither Seller nor any of its Affiliates is aware of any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

3.18           Transactions with Affiliates.  Except as set forth on Schedule 3.18, and except with respect to certain customary corporate overhead services provided by the corporate, division or regional offices of Seller or its Affiliates, Seller is not a party to any material business arrangement or material business relationship with any of its Affiliates with respect to the Transferred Assets or operation of the Business, and none of its Affiliates owns any material property or material right, tangible or intangible, that is used in Seller’s operation of the Business (other than in its capacity as a direct or indirect holder of Seller’s equity or debt).

3.19           Circulation.  To the Knowledge of Seller, the circulation for each of the Newspapers if and as reported by the Audit Bureau of Circulations for each of the 52-week periods ended December 31, 2011 and March 31, 2012 is true and correct in all material respects.  All of the information supplied by Seller to the Audit Bureau of Circulations in connection with the foregoing reported circulation is true and correct in all material respects.

3.20           Bonds; Letters of Credit.  Except as set forth on Schedule 3.20, as of the date hereof, there are no material construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by Seller or its Affiliates in connection with Seller’s operation or ownership of the Business.

3.21           Brokers of Seller.  Except for any investment banker, broker, finder or other intermediary or advisor set forth on Schedule 3.21, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses as a result of the transactions contemplated by this Agreement.

4.           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1           Organization, Standing and Authority.  Buyer is a corporation, duly organized, validly incorporated and in good standing under the laws of the State of Delaware.   Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities makes such qualifications or licensing necessary under the applicable Legal Rules.  Buyer has all requisite power and authority to own, operate and lease its assets and carry out its business as presently conducted.

4.2           Authorization and Binding Obligation.  Buyer has the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to carry out and perform all of its other obligations under the terms of this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.  The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements to which Buyer is a party and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements to which it is a party as of the Closing will be, duly authorized by all necessary corporate action on the part of Buyer.  No other proceedings on the part of Buyer or its owners are necessary, or solely with respect to the Related Agreements to which Buyer is a party as of the Closing will be necessary, to approve this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and all Related Agreements to which it is a party as of the Closing will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the Related Agreements to which Buyer is a party will, as of the Closing, constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Legal Rules affecting the enforcement of creditors’ rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought.

4.3           Absence of Conflicting Terms; Consents.  Except for the expiration or termination of any applicable waiting period under the HSR Act (if applicable) or as would not materially impair the ability of Buyer to perform its obligations under this Agreement and the Related Agreements to which it is a party, neither the execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party (with or without the giving of notice, the lapse of time, or both), nor the consummation of the transactions contemplated by this Agreement or the Related Agreements: (a) will require the consent of, notice to, or filing with, any Governmental Authority; (b) will conflict with any provision of the certificate of incorporation of Buyer, or the bylaws of Buyer; (c) will conflict with, result in a breach of, or constitute a default under any material Legal Rule applicable to Buyer; and (d) will conflict with, result in a breach of, constitute a default under any material Contract to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder or acquire or operate the Transferred Assets.

4.4           Availability of Funds.  Buyer will have at the Closing the financial capability to enable it to consummate the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that it shall be Buyer’s obligation to have funds on hand at the Closing sufficient to enable Buyer to pay the Purchase Price and Buyer’s consummation of the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to (a) Buyer’s consummation of any financing arrangements or Buyer’s obtaining of any financing or (b) the availability, grant, provision or extension of any financing to Buyer.

4.5           Regulatory Matters.  There are no facts relating to Buyer (or an Affiliate thereof) under any Legal Rule (other than the general applicability of the HSR Act) that would disqualify it (or any Affiliate or assignee thereof) from obtaining control of the Business or the ownership of the Transferred Assets or that would prevent, delay or limit it (or any Affiliate or assignee thereof) from consummating the transactions contemplated by this Agreement.

4.6           Brokers of Buyer.  There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses as a result of the transactions contemplated by this Agreement.

5.           CERTAIN COVENANTS OF THE PARTIES

5.1           Conduct of the Business Prior to Closing.  Except (a) as required by Legal Rules, (b) as expressly contemplated in this Agreement, (c) as set forth on Schedule 5.1 or (d) as consented to in writing by Buyer, between the date hereof and the Closing Date, Seller shall operate the Business in the ordinary course of business (subject to, and except as modified by, compliance with the following negative and affirmative covenants):

5.1.1           Negative Covenants.  Neither Parent nor Seller shall do any of the following between the date hereof and the Closing Date:

(i)           amend, materially modify or terminate (except by reason of a contractually specified termination date or due to a default of the other party thereunder, or the termination of a consulting, freelance, employment or management Contract for good cause) any Material Business Contract or Material Allocable Shared Contract, or enter into any Contract that would constitute a Material Business Contract or Material Allocable Shared Contract;

(ii)           sell, assign, lease, swap or otherwise transfer or dispose of any Real Property or any material asset that would otherwise constitute part of the Transferred Assets, except for such assets consumed or disposed of in the ordinary course of business; provided, that following such sales, assignments, leases, swaps, transfers or other dispositions, Seller remains able and willing to provide Buyer with such transitional and other services as are needed to facilitate the operation and conduct of the Transferred Assets and Business after the Closing (and provided that nothing herein shall prohibit or restrict the payment by Parent or Seller of cash dividends);

(iii)           create, assume or permit to exist any Encumbrance upon the Transferred Assets, other than Permitted Encumbrances;

(iv)           increase compensation for any Business Employee, except (a) in accordance with the terms of the CBA, or (b) for changes to existing Employee Benefit Plans or the implementation of new Employee Benefit Plans that in either case do not impose, directly or indirectly, any Liability upon Buyer; or

(v)           waive any material right relating to the Business or the Transferred Assets.

5.1.2           Affirmative Covenants.  Parent and Seller shall do the following between the date hereof and the Closing Date:

(i)           use commercially reasonable efforts to preserve and maintain in all material respects the goodwill of the Business and the current relationships of Parent and Seller with employees, independent contractors, customers, suppliers and others with significant and recurring business dealings with the Business (except the termination of a consulting, freelance, employment or management Contract for good cause);

(ii)           maintain the insurance coverage set forth in the Business Insurance Policies with respect to the Business and the Transferred Assets (or comparable replacement coverage); and

(iii)           comply in all material respects with all Legal Rules and contractual requirements applicable to the ownership, conduct and operation, as applicable, of the Transferred Assets, Business and Real Property.

5.2           Consents and Replacement Agreements.

5.2.1           Between the date hereof and the Closing Date, Parent and Seller shall make appropriate requests to obtain, at the election of Seller, either Consents from appropriate third parties to assignment and assumption by Buyer of Shared Contract Rights and Shared Contract Liabilities or Replacement Contracts that provide for the Shared Contract Rights and Shared Contract Liabilities for the benefit of Buyer and the Business with the remaining rights and Liabilities for the benefit of Seller and its Affiliates, and Parent and Seller shall use commercially reasonable efforts to obtain all Consents with respect to the Business Contracts and Allocable Shared Contracts set forth on Schedule 3.3 as expeditiously as possible.  Any requests for such Consents shall include a request that Seller and its Affiliates be unconditionally released from all Liabilities relating to the Business Contracts or the Shared Contract Rights and Shared Contract Liabilities attributable to the period after the Closing; provided, such releases shall not be a condition to the processing or provision of such Consents.  Seller shall be responsible for and pay all administrative or processing fees imposed by any Person pursuant to the terms of the relevant Business Contract or Allocable Shared Contract or otherwise as a condition to processing any Consent or Replacement Contract requests.  If any Business Contract or Allocable Shared Contract requires Buyer to assume such Contract or the Liabilities of Seller or its Affiliates thereunder in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall, effective as of the Closing, assume any such Contract and any post-Closing Liabilities thereunder (other than Liabilities resulting from a breach by Seller or any of its Affiliates prior to the Closing) pursuant to an instrument reasonably acceptable to the Buyer and Seller.  If any Consent is not obtained so that the Buyer does not, in fact, receive rights with respect to a Transferred Assets, or assume the Assumed Liabilities with respect thereto as they exist as of the Closing Date, without limitation of any rights and remedies of the parties hereunder, then Seller and Buyer shall enter into such commercially reasonable cooperative arrangements as may be reasonably acceptable to the Buyer and Seller to provide Buyer with the benefits of the relevant Transferred Asset and to release Seller from the obligations of the relevant Assumed Liability.  Buyer shall reasonably cooperate with Parent and Seller to obtain such Consents or Replacement Contracts.  Nothing in this Section 5.2.1 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys fees, administrative fees, processing fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Parent, Seller or Buyer or any adjustment to the Purchase Price.

5.2.2           Buyer shall reasonably promptly furnish to any Person from whom a Consent for a Transferred License, Business Contract or Allocable Shared Contract is requested such information regarding Buyer and its Affiliates, including financial information concerning Buyer and its Affiliates and other information relating to the newspaper and other media operations of Buyer and its Affiliates, as a Person may reasonably require in connection with obtaining any Consent for a Transferred License, Business Contract or Allocable Shared Contract, provided, however, that if the information to be provided is of a confidential nature, Buyer, Parent and Seller shall reasonably cooperate to secure confidential treatment from such Person, including through a nondisclosure agreement if practicable, and Buyer shall promptly furnish to Seller a copy of any such information provided to such Person, and any other information concerning Buyer and its Affiliates as Seller may reasonably request in connection with obtaining any such Consent.

5.2.3           Buyer agrees that if any Consent related to a Transferred License, Business Contract or Allocable Shared Contract that includes a guarantee (including any continuing Liability as assignor), bond or surety by Seller or its Affiliates of any of Seller’s or its Affiliates’ Liabilities or performance thereunder does not include an unconditional release thereof, from and after the Closing, Buyer shall use commercially reasonable efforts to procure the release of Seller from all liability under such guarantee, bond or surety; provided, however, that: (i) this Section 5.2.3 shall not in any way be deemed to limit Seller’s obligations under Section 5.2.1 and (ii) Buyer shall not be required under this Section 5.2.3 to make any payments (other than payments on the underlying obligation, to the extent otherwise due and payable), to post any deposits, or to provide any performance bond, letter of credit, bank letter of guaranty or similar form of credit support, in exchange for the release of Seller or its Affiliates.

5.3           HSR Act Filing.  As soon as practicable after the execution of this Agreement, but in any event no later than five (5) Business Days after such execution, Buyer and Seller shall each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act; and each such filing shall request early termination of the waiting period imposed by the HSR Act.  Each party shall diligently take, and fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act and any inquiries received from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Authority in connection with antitrust matters.  In addition, Buyer and Seller shall use commercially reasonable efforts to overcome, or cause to be overcome, any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters.  Notwithstanding anything in this Agreement to the contrary, including in this Section 5.3, in no event shall Buyer or any of its Affiliates be required to agree to (a) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, (b) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (c) any material limitation on its or their ability to effect the transactions contemplated by this Agreement, or the ability of Buyer or its Affiliates to acquire or hold or exercise the rights of ownership of the Transferred Assets that Seller and its Affiliates hold immediately prior to the Closing, or (d) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations.  Buyer shall be responsible for the cost of the filing fee required under the HSR Act.

5.4           Tax Matters.

5.4.1           Parent, Seller and Buyer shall provide each other with such cooperation and information as each of them may reasonably request in preparing and filing any Tax return, report or form (“Returns”), amended Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Parent and Seller, on the one hand, and Buyer, on the other hand, shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Buyer, on the one hand, and Parent and Seller, on the other hand, to provide explanations of any documents or information provided hereunder.  Parent, Seller and Buyer shall each retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Transferred Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six (6) years following the due date (without extension) for filing such Returns.

5.4.2           Buyer and Seller shall each be responsible for one-half of all sales, use, transfer and purchase Taxes and fees, filing fees, recordation fees and application fees, if any, arising out of the transfer of the Transferred Assets pursuant to this Agreement.

5.5           Bonds; Letters of Credit.  Buyer shall use commercially reasonable efforts to provide, or cause to be provided, on the Closing Date or as soon as reasonably practicable thereafter, bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such Persons requiring the same in connection with the Transferred Licenses, Business Contracts or Allocable Shared Contracts, all as set forth on Schedule 5.5, which schedule shall be updated by mutual agreement of the Parties no later than ten (10) Business Days prior to the Closing.

5.6           Covenants Regarding Employee Matters.

5.6.1           On or prior to the Closing Date, effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, offer employment in connection with the Business to substantially all of the Business Employees identified on Schedule 3.13.1, as updated by Seller ten (10) Business Days prior to the Closing Date to reflect any terminations of employment of Business Employees.  Each such Business Employee who accepts Buyer’s offer of employment shall be considered a “Transferred Employee” as of the Closing Date; provided, however, that, subject Buyer’s obligations in section (f) of Schedule 5.6, Buyer shall not be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date.

5.6.2           The terms and conditions of employment offered to each Business Employee and to any Transferred Employee shall be consistent with the terms and conditions set forth on Schedule 5.6.

5.6.3           On and after the Closing Date, Seller shall assume or retain, as applicable, full responsibility and liability for offering and providing “continuation coverage” to all “covered employees,” including any covered employee who is a Business Employee as of the Closing Date and any “qualified beneficiary” related to such employee, who is covered by a “group health plan,” and who experiences a “qualifying event” on the Closing.  “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

5.6.4           Seller shall furnish to Buyer as soon as practicable after the Closing a list, calculated as of the Closing Date, of the amounts of compensation deferred by each Transferred Employee under the MG Advantage 401(k) Plan during the calendar year in which the Closing occurs.  Prior to the end of the calendar quarter following the calendar quarter which includes the Closing, Buyer shall cause a tax-qualified defined contribution plan sponsored by Buyer or an Affiliate of Buyer to accept any participant directed rollover of the cash and promissory notes, if any, distributed to the Business Employees from the MG Advantage 401(k) Plan as a result of the transactions contemplated by this Agreement.

5.6.5           As of the Closing Date, Seller shall cause all Transferred Employees to cease participation in any of the Employee Benefit Plans.

5.6.6           Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to the Business Employees under any Employee Benefit Plan.  For the avoidance of doubt, Seller shall be responsible for all Liabilities to Business Employees under the Media General Advantage Retirement Plan and any Employee Benefit Plan providing health care coverage or benefits following retirement.

5.6.7           All workers’ compensation Liabilities relating to, arising out of or resulting from any claim by a Business Employee that relates to a period prior to the Closing shall be assumed or retained by Seller.  Buyer shall assume and be solely responsible for workers’ compensation liabilities owed to Transferred Employees to the extent relating to, arising out of or resulting from a compensable injury that occurs after the Closing.  For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of an event or onset of an occupational disease giving rise to eligibility for workers’ compensation benefits.  Buyer and Seller shall cooperate with respect to any notification to appropriate Governmental Authorities of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

5.6.8           Seller shall be responsible for providing or causing to be provided long-term disability benefits to each Business Employee who is receiving such benefits under an Employee Plan as of the Closing Date or has sustained an injury or illness prior to the Closing which will qualify such Business Employee for long-term disability benefits at the end of the applicable six-month exclusion period.  Buyer shall be responsible for providing or causing to be provided long-term disability benefits under the terms of Buyer’s long term disability program to each Transferred Employee who is not receiving long-term disability benefits under an Employee Plan as of the Closing Date or who sustains an injury or illness on or after Closing which will qualify such Business Employee for long-term disability benefits under Buyer’s program.

5.6.9           Subject to Buyer’s obligations in section (f) of Schedule 5.6, Seller shall be solely responsible for any and all Liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the Worker Adjustment and Retraining and Notification Act and similar laws and regulations arising out of the transactions contemplated by this Agreement, or otherwise arising at any time on or within the ninety (90) day period following the Closing Date relating to employees or former employees of Parent or the Seller and/or the Transferred Employees, which Liabilities shall be “Retained Liabilities.”

5.6.10           This Section 5.6 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of Seller or spouse or dependents of such Persons.

5.7           Access to Properties, Books and Records.

5.7.1           Subject to the letter agreement between Buyer and Media General, Inc. dated April 10, 2012 (the “Confidentiality Agreement”) and to the extent permitted by Legal Rules, each of Parent and Seller agree that on and after the date hereof, during normal business hours, it shall permit Buyer and its authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to the Transferred Assets and Parent’s and Seller’s books, records and documents to the extent related to the Business and the Transferred Assets.  Any examination or request for information shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of Seller or its Affiliates.

5.7.2           Buyer agrees that on and after the Closing, during normal business hours, it shall permit Parent and Seller and their auditors and attorneys, through their authorized representatives, to have access to and to examine all books, records and documents provided by Parent or Seller to Buyer in connection with the transactions contemplated by this Agreement as reasonably requested by Parent and Seller and reasonably related to events occurring prior to the Closing.  Any examination or request for information shall be conducted in such a manner so as not to interfere with the business or operations of Buyer or its Affiliates.

5.7.3           Each party shall direct its representatives to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 5.7.  Each party agrees to preserve all files and records which are subject to this Section 5.7 for a period of three (3) years after the Closing Date; provided, however, each party may destroy or otherwise dispose of any such records during such three (3) year period after first giving thirty (30) days’ notice thereof to the other party, and within thirty (30) days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

5.8           Confidentiality.  The terms of the Confidentiality Agreement are hereby incorporated by reference, except that the Confidentiality Agreement shall terminate with respect to the provisions concerning nonsolicitation of employees.  The Confidentiality Agreement shall otherwise continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall also terminate with respect to the Evaluation Materials (as defined in the Confidentiality Agreement) exclusively relating to the Business, the Transferred Assets, the Assumed Liabilities and transactions contemplated by this Agreement, and all remaining provisions of the Confidentiality Agreement shall continue in full force and effect in all respects.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

5.9           Further Actions; Cooperation.

5.9.1           Subject to the other provisions of this Agreement, which may impose additional or different obligations, Parent, Seller and Buyer shall each use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to satisfy as soon as practicable all of the conditions required to be satisfied by it hereunder and to consummate the transactions contemplated hereby as expeditiously as possible.  Subject to the other provisions of this Agreement, each of Parent, Seller and Buyer further understands and agrees that it shall not take, or cause or permit to be taken, any action that is materially inconsistent with the terms of this Agreement, nor shall a party take, or cause or permit to be taken any action that might materially delay or hinder the timely consummation of the transactions contemplated hereby.

5.9.2           As soon as practicable after the execution of this Agreement, Buyer, Parent and Seller shall negotiate in good faith definitive forms of the transition services agreements referred to in Section 7.2.11 and 7.3.7 to be effective upon the Closing memorializing the terms set forth on Exhibit B and C and such additional terms as Buyer and Seller may mutually agree.

5.9.3           At Buyer’s election, Buyer and Seller shall use diligent efforts and cooperate in good faith to obtain for Buyer (i) within twenty-five (25) days following the date hereof, an ALTA form Commitment for Title Insurance (each, a “Commitment”) from Fidelity National Title Insurance Company (the “Title Insurance Company”) and copies of all of the underlying documents referenced in the exceptions to such Commitments for the Owned Real Property listed on Schedule 5.9.3 (the “Listed Properties”) evidencing good and marketable title in accordance with this Agreement, and (ii) at the Closing, an ALTA owner’s standard coverage title policy (each, a “Title Policy”) insuring title in the Buyer for each Listed Property in accordance with this Agreement, subject only to Permitted Encumbrances, standard exceptions, conditions and stipulations appearing in the printed form of the policy, and matters which would have been shown on an accurate survey of the applicable Listed Property (collectively, “Permitted Title Exceptions”).  Buyer shall be primarily responsible for ordering such Commitments promptly after the execution of this Agreement and shall be solely responsible for all expenses and premiums in connection with the issuance of such Commitments and Title Policies.  If a Commitment discloses title exceptions other than Permitted Title Exceptions (hereinafter “Title Defects”), Buyer shall promptly notify Seller to give Seller a reasonable opportunity to correct such Title Defects or to have the Title Insurance Company commit to insure against loss or damage that may be occasioned by such Title Defects.  In the event Buyer does not notify Seller of any Title Defects by June 20, 2012, then Buyer shall be deemed to have waived any objections thereto for purposes of the closing condition in Section 6.1.5 but not for purposes of Seller’s indemnification obligations.

6.           CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

6.1           Conditions Precedent to Obligations of Buyer to Close.  The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer to the extent permitted by applicable Legal Rules:

6.1.1           Representations and Warranties of Seller.  The representations and warranties of Seller set forth in Sections 3.1 and 3.2 shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality or a Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (as set forth above) as of such earlier date); the representations and warranties of Seller set forth in this Agreement other than in Sections 3.1 and 3.2 shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

6.1.2           Seller’s/Parent’s Covenants and Conditions.  Each of Seller and Parent shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.1.3           No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

6.1.4           Hart-Scott-Rodino.  The waiting period under the HSR Act shall have expired or been terminated.

6.1.5           Title Insurance.  Buyer shall have received at Closing a Title Policy with respect to each of the Listed Properties for which a Commitment was obtained in accordance with Section 5.9.3 within twenty-five (25) days following the date hereof.

6.1.6           Closing Condition Consents.  Seller shall have procured and delivered to Buyer the Consents set forth on Schedule 6.1.6 attached hereto.

6.1.7           Credit Facility; Warrant; Other Agreements. The initial funding of the Term Loan (as defined in the Credit Agreement, dated as of May 17, 2012, among Parent, as the borrower, BH Finance, LLC, as administrative agent and a lender, and the other lenders party thereto (the “Credit Agreement”)) pursuant to the Credit Agreement shall have occurred; Parent shall have entered into a warrant agreement in the form attached hereto as Exhibit D with Berkshire Hathaway Inc. (“Berkshire”) and shall have issued to Berkshire a warrant for 4,646,220 shares of Class A Common Stock of Parent in accordance with such warrant agreement; Parent shall have entered into a registration rights agreement in the form attached hereto as Exhibit E with Berkshire; and Parent, the D. Tennant Bryan Media Trust, and J. Stewart Bryan, III shall have entered into a shareholders agreement in the form attached hereto as Exhibit F with Berkshire.

6.1.8           Deliveries.  Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

6.2           Conditions Precedent to Obligations of Seller to Close.  The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Seller to the extent permitted by applicable Legal Rules:

6.2.1           Representations and Warranties of Buyer.  The representations and warranties of Buyer set forth in Sections 4.1 and 4.2 shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct (as set forth above) as of such earlier date), and the representations and warranties of Seller set forth in this Agreement other than in Sections 4.1 and 4.2 shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.2.2           Buyer’s Covenants and Conditions.  Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.2.3           No Injunction.  On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

6.2.4           Hart-Scott-Rodino.  The waiting period under the HSR Act shall have expired or been terminated.

6.2.5           Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

7.           CLOSING AND CLOSING DELIVERIES

7.1           Closing.

7.1.1           Closing Date.  Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the first Business Day (such date, the “Closing Date”) that is two (2) Business Days after the satisfaction or waiver (to the extent permitted by Legal Rules) of all conditions to Closing identified in Article 6, or such other Business Day as the parties shall mutually agree.

7.1.2           Closing Place.  The Closing shall be held at the offices of Seller, Richmond, Virginia, commencing at 10:00 a.m. on the Closing Date, or at such other time and location as Seller and Buyer mutually agree.

7.2           Deliveries by Seller.  Prior to or at the Closing, Seller shall deliver to Buyer the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Buyer and its counsel:

7.2.1           Transfer Documents.  A duly executed bill of sale and assignment, in a customary form as reasonably agreed by the parties (the “Bill of Sale”), limited or special warranty deeds (subject to Permitted Encumbrances) in the customary form used in the county in which the applicable Real Property is located (but consistent with the limited representations and warranties of Seller set forth herein), motor vehicle titles and assignments providing for the transfer of the Transferred Assets, which shall include assignments and assumptions of rights in and to Business Intellectual Property to be delivered by Seller in a customary form as reasonably agreed by the parties (the “Assignment of Business Intellectual Property”);

7.2.2           Assumption Agreement.  A duly executed assumption agreement, in a customary form as reasonably agreed by the parties (the “Assumption Agreement”);

7.2.3           Transferred Assets.  All tangible and intangible Transferred Assets (it being understood that all Transferred Assets located at properties and facilities included in the Transferred Assets will be deemed delivered by the occurrence of the Closing);

7.2.4           Consents.  The originals or copies of any Consents received on or before the Closing Date;

7.2.5           Secretary’s Certificates.

(i)           A certificate, dated as of the Closing Date, executed by the secretary of Media General, Inc. without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by its board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect;

(ii)           A certificate, dated as of the Closing Date, executed by the secretary of Media General Operations, Inc. without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by its board of directors, authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect; and

(iii)           A certificate, dated as of the Closing Date, executed by the secretary of Media General Holdings Communications, LLC without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by its managing member authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect;

7.2.6           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying, without personal liability, that the conditions set forth in Sections 6.1.1 and 6.1.2 have been satisfied;

7.2.7           Good Standing Certificate.  A certificate of good standing certified by the Secretary of State of the State of Delaware, dated as of a recent date, for Seller; and

7.2.8           FIRPTA Certificate.  An affidavit stating, under penalties of perjury, Seller’s taxpayer identification number and that Seller is not a foreign person in accordance with Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder;

7.2.9           Lien Releases.  Evidence reasonably satisfactory to Buyer that all Encumbrances encumbering the Transferred Assets (other than Permitted Encumbrances) have been (or at the Closing will be) terminated, released or waived, as appropriate, or original instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers;

7.2.10           Noncompetition and Nonsolicitation Agreement.  A duly executed Noncompetition and Nonsolicitation Agreement in the form attached hereto as Schedule 7.2.10 (the “Noncompetition and Nonsolicitation Agreement”);

7.2.11           Transition Services Agreement.  A duly executed transition services agreement for the provision of services by Seller and its Affiliates to Buyer, in a form mutually agreed upon by the parties and memorializing the terms set forth on Exhibit B attached hereto (the “Buyer Transition Services Agreement”); and

7.2.12           Other Instruments.  Such other certificates, instruments or other documents reasonably requested by Buyer and necessary to effectuate the transfers contemplated hereby.

7.3           Deliveries by Buyer.  Prior to or at the Closing, Buyer shall deliver to Seller the following, in form and substance consistent with the terms of this Agreement and reasonably satisfactory to Seller and its counsel:

7.3.1           Purchase Price.  The Estimated Purchase Price;

7.3.2           Transfer Documents.  A duly executed Assignment of Business Intellectual Property;

7.3.3           Assumption Agreement.  A duly executed Assumption Agreement, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

7.3.4           Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s secretary, without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and remain in full force and effect;

7.3.5           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying, without personal liability, that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied;

7.3.6           Good Standing Certificate.  A certificate of good standing certified by the Secretary of State of the State of Delaware, dated as of a recent date, for Buyer;

7.3.7           Transition Services Agreement.  A duly executed transition services agreement for the provision of services by Buyer to Seller, in a form mutually agreed upon by the parties and memorializing the terms set forth on Exhibit C attached hereto (the “Seller Transition Services Agreement”); and

7.3.8           Other Instruments.  Such other certificates, instruments or other documents reasonably requested by Seller and necessary to effectuate the transfers contemplated hereby.

8.           TERMINATION

8.1           Method of Termination.  Subject to Section 8.2 and Section 8.3, this Agreement may be terminated prior to the Closing only as follows:

8.1.1           by the mutual written consent of Buyer and Seller;

8.1.2           by Buyer, at any time, provided that Buyer is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 6.1.1 or 6.1.2 if such breach or failure to perform had occurred at the time scheduled for Closing and (b) such breach has not been substantially cured within thirty (30) days following Seller’s receipt of written notice thereof from Buyer or waived by Buyer;

8.1.3           by Seller, at any time, provided that Seller is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 6.2.1 or 6.2.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (b) other than with respect to a breach by Buyer of its obligation to deliver the Estimated Purchase Price at the time scheduled for Closing (as determined in accordance with Section 7.1.1), for which there shall be no cure period, such breach has not been substantially cured within thirty (30) days following Buyer’s receipt of written notice thereof from Seller or waived by Seller;

8.1.4           by Buyer on or after the date that is three (3) months after the date hereof (the “Upset Date”), if any of the conditions set forth in Section 6.1 to which the obligations of Buyer are subject (other than the conditions set forth in Section 6.1 that by their nature are to be fulfilled at the Closing) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or non-fulfillment of any covenant or agreement by Buyer contained in this Agreement; provided that if any of the conditions set forth in Section 6.1.4 or 6.1.6 are not satisfied as of the fifth Business Day prior to the Upset Date, and each other condition to the Closing set forth in Section 6.1 is or would be on such date satisfied, then the Upset Date shall be extended day-by-day for each day until such conditions set forth in Section 6.1.4 and 6.1.6 are satisfied, provided further, however, that the Upset Date shall not extend past the date which is six (6) months after the date hereof; or

8.1.5           by Seller on or after the Upset Date, if any of the conditions set forth in Section 6.2 to which the obligations of Seller are subject (other than the conditions set forth in Section 6.2 that by their nature are to be fulfilled at the Closing) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or non-fulfillment of any covenant or agreement by Seller contained in this Agreement; provided that if the condition set forth in Section 6.2.4 is not satisfied as of the fifth Business Day prior to the Upset Date, and each other condition to the Closing set forth in Section 6.2 is or would be on such date satisfied, then the Upset Date shall be extended day-by-day for each day until such condition set forth in Section 6.2.4 is satisfied, provided further, however, that the Upset Date shall not extend past the date which is six (6) months after the date hereof.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1.1) shall give prompt written notice of such termination to the other party.  Each party shall give the other party prompt written notice upon learning of any breach or default by such party under this Agreement or any other event that would reasonably be expected to lead to a condition to the Closing not being satisfied.

8.2           Effect of Termination.  In the event that this Agreement is validly terminated in accordance with any provision of Section 8.1, then each of Seller and Buyer shall be relieved of their duties and obligations arising under this Agreement after the effective date of such termination; provided, however, that nothing in this Section 8.2 shall (a) relieve either Seller or Buyer of any liability for any Losses resulting from a breach of this Agreement by such Person prior to or on the effective date of such termination or (b) limit the rights of either Seller or Buyer to pursue any legal or equitable remedies available to it for breach of contract or otherwise.

8.3           Other Termination Provisions.

8.3.1           Notwithstanding the foregoing, a party may not rely on the failure of any condition set forth in Article 6 to be satisfied in exercising such party’s rights under Section 8.1 if such failure was caused by such party’s breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

8.3.2           Prior to the valid termination of this Agreement in accordance with this Article 8, nothing in this Article 8 shall diminish Buyer’s or Seller’s rights to specifically enforce this Agreement and the Closing in connection with Buyer’s or Seller’s exercise of its rights under Section 10.15.

8.3.3           The obligations of the parties described in Section 10.21 (and all other provisions of this Agreement relating to expenses) and the other provisions of Article 10 (except the provisions contained in Sections 10.5 and 10.12) shall survive any termination of this Agreement; provided, however, that the termination of this Agreement shall not relieve any party from liability for fraud, intentional misrepresentation or willful misconduct.

9.           SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

9.1           Representations, Warranties and Covenants.  The representations and warranties of Seller and Buyer set forth in Articles 3 and 4, respectively, other than the Fundamental Representations and other than the representations and warranties contained in Sections 3.16, 4.1 and 4.2, shall survive the Closing until the date that is eighteen (18) months after the Closing Date.  The Fundamental Representations and the representations and warranties contained in Sections 4.1 and 4.2 shall survive the Closing until the third (3rd) anniversary of the Closing Date.  The representations and warranties contained in Section 3.16 shall survive until the seventh (7th) anniversary of the Closing Date.  The several covenants and agreements of the parties contained in this Agreement shall remain operative and in full force and shall survive until the performance by the applicable party hereto of such covenant and agreement; provided that, for the avoidance of doubt, any such covenant or agreement required to be performed prior to the Closing and actually performed prior to the Closing in compliance with this Agreement in all material respects shall not survive the Closing.  No claim may be made against any party hereto, and no party hereto shall have any Liability to any other party hereto, arising out of or resulting from a representation, warranty, covenant or agreement contained in this Agreement after the survival period specified above shall have expired, except that if a claim shall have been made by a party hereto against another party hereto prior to the expiration of the applicable survival period specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.2           Indemnification by Seller.  After the Closing, Parent and Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

9.2.1           Losses resulting from any breach by Seller of any representation or warranty set forth in Article 3;

9.2.2           Losses resulting from any breach by Seller of any covenants and agreements contained in this Agreement; and

9.2.3           Losses resulting from the Retained Liabilities; and

9.2.4           Losses resulting from any failure by Seller to transfer to Buyer, with respect to Software included in the Transferred Assets, Software and licenses therefor sufficient to lawfully and properly conduct the Business as currently conducted.  For the avoidance of doubt, any limitations herein on indemnification pursuant to Section 9.2.1 shall not apply in respect of indemnification pursuant to this Section 9.2.4 solely because the basis for any indemnification claimed by Buyer pursuant to this Section 9.2.4 is of the same or similar subject matter as any representation or warranty set forth in Article 3.

9.3           Indemnification by Buyer.  After the Closing, Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

9.3.1           Losses resulting from any breach by Buyer of any representation or warranty set forth in Article 4;

9.3.2           Losses resulting from any breach by Buyer of any covenants and agreements contained in this Agreement; and

9.3.3           Losses resulting from the Assumed Liabilities.

9.4           Procedure for Indemnification.  The procedure for indemnification shall be as follows:

9.4.1           The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (a) the factual basis for such claim and (b) the estimated amount of the claim.  If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given promptly by Claimant to the Indemnifying Party after written notice of such action, suit or proceeding is received by Claimant; provided, however, that the failure of the Claimant to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Article 9 unless, and only to the extent that, the Indemnifying Party has been materially prejudiced thereby.

9.4.2           With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to provide to the Indemnifying Party and its representatives reasonable detail concerning the basis for such claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the recoverable amount of the claim, subject to the terms hereof (including Section 9.5).  If the Claimant and the Indemnifying Party do not agree to the validity and amount of such claim within such thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable, subject to the limitations of Section 9.5.

9.4.3           With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim with one or more counsel reasonably acceptable to the Claimant, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right, but not the obligation, to participate in the defense of such claim at its own expense.

If the Indemnifying Party does not elect to assume control of the defense of any third-party claim, or fails to timely prosecute such defense, then the Claimant may defend through counsel of its own choosing (and the Indemnifying Party shall be responsible for the reasonable fees of such counsel if and to the extent that the Indemnifying Party is required to indemnify the Claimant with respect to the underlying third-party claim), subject to the right of the Indemnifying Party to participate in the defense thereof at any time prior to the settlement, compromise or final determination thereof with additional counsel at its sole cost and expense.  No party shall compromise or settle any third party claim, action or suit without the prior written consent of the other party; provided, however, that if such compromise or settlement relates only to monetary amounts and provides for the full and unconditional  release of the Claimant from all Liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party is responsible for the recoverable amount of such claim (subject to the limitations of Section 9.5) and the settlement of such claim does not contain an admission of wrongdoing on the part of the Claimant.

9.5           Limitation on Indemnification; Exclusive Remedy.

9.5.1           No Indemnifying Party shall have an obligation to indemnify the Claimant under Section 9.2.1 or Section 9.3.1, and no Claimant shall make any claim under Section 9.2.1 or Section 9.3.1, unless and until the aggregate amount of such Claimant’s Losses exceeds an amount equal to one percent (1%) of the Purchase Price (the “Deductible”), and then the Indemnifying Party shall only be liable for Losses exceeding the Deductible.  Notwithstanding anything to the contrary in the foregoing, this Section 9.5.1 shall not apply in respect of an inaccuracy in, or breach of, a representation or warranty in Section 3.1, 3.2, 4.1 or 4.2, or a claim for fraud, intentional misrepresentation or willful misconduct.

9.5.2           Notwithstanding anything to the contrary contained in this Agreement, (a) the aggregate maximum liability of any party to another party under Section 9.2.1 or Section 9.3.1 (other than in respect of an inaccuracy in, or breach of, a Fundamental Representation or a representation or warranty in Section 4.1 or 4.2, or a claim for fraud, intentional misrepresentation or willful misconduct) shall be limited to (in the aggregate) an amount equal to twenty percent (20%) of the Purchase Price, and (b) the aggregate maximum liability of any party to another party under Section 9.2.1 or Section 9.3.1 in respect of an inaccuracy in, or breach of, a Fundamental Representation or a representation or warranty in Section 4.1 or 4.2 (other than in respect of a claim for fraud, intentional misrepresentation or willful misconduct), shall be limited to (in the aggregate and including all amounts recovered under Section 9.2.1 or Section 9.3.1) an amount equal to the Purchase Price.  For the avoidance of doubt, any liability of Parent or Seller to Buyer pursuant to Section 9.2.2, 9.2.3, 9.3.2, 9.3.3 or 9.3.4 shall not be subject to an aggregate maximum amount, nor shall such liability of Seller to Buyer be included in the calculation of the aggregate liabilities subject to the maximum amounts set forth in clause (a) and clause (b) of this Section 9.5.2.

9.5.3           Solely for the purpose of calculating the amount of any Losses arising out of or resulting from any breach of any representation or warranty contained in this Agreement (and not for determining the existence of any breach of any representation or warranty contained in this Agreement), any reference to a “Material Adverse Effect” or “materiality” or other correlative terms in such representation or warranty shall be disregarded.

9.5.4           The amount of any Losses attributable to any claim by a third party as to which any Claimant is entitled to indemnification under this Article 9 shall be reduced by the amount, if any, actually received by the Claimant claiming indemnification in respect of such third-party claim from any Person (including any third-party insurance provider) less any out-of-pocket cost associated with receiving such amount (such amount being referred to herein as an “Alternative Reimbursement”), with respect to the Losses suffered thereby.  If, after receipt by such Claimant of any indemnification payment hereunder in respect of such third-party claim, such Claimant receives an Alternative Reimbursement in respect of the same Losses for which indemnification was made and such Alternative Reimbursement was not taken into account in assessing the amount of indemnifiable Losses, then such Claimant shall accept such Alternative Reimbursement for the account of the Indemnifying Party and shall turn over all of such Alternative Reimbursement to the Indemnifying Party up to the amount of the indemnification paid by the Indemnifying Party pursuant to this Agreement in respect of the applicable claim for indemnification.  The parties shall reasonably cooperate with each other to maximize the availability of any Alternative Reimbursements for indemnifiable claims hereunder arising from third-party claims, and, if any insurance provider for a party agrees to defend any such third-party claim, such Person may tender the defense to such third-party insurance provider.

9.5.5           The parties shall cooperate with each other and use their respective commercially reasonable efforts with respect to resolving any Liability and mitigating Losses with respect to which an Indemnifying Party is obligated to indemnify a Claimant pursuant to this Article 9.

9.5.6           No claim for indemnification or cause of action arising under or resulting from this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby may be asserted by a party (unless as a result of a third party claim against an Indemnitee) for indirect, punitive, exemplary, consequential (but only to the extent not reasonably foreseeable) or similar damages, even if advised of the possibility thereof.

9.5.7           After the Closing, the sole and exclusive remedy of any party for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or agreement of Seller or Buyer set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9, except for the remedies of specific performance, injunctive or other equitable relief; provided, however, that nothing in this Article 9 shall be deemed to limit a party’s remedies for claims for fraud, intentional misrepresentation or willful misconduct.

10.           MISCELLANEOUS

10.1           No Other Representations or Warranties. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or representatives have made or shall be construed as having made or deemed to have made to Buyer or any of its Affiliates or representatives, and neither Buyer nor any of its Affiliates or representatives has relied upon, representations or warranties other than those contained in Article 3 or any Related Agreement.  Without limiting the generality of the foregoing, Buyer agrees that neither Seller nor any of its Affiliates or representatives has made any representation or warranty to Buyer or to any of its Affiliates or representatives with respect to any Projections or, except to the extent and as expressly covered by a representation and warranty of Seller contained in Article 3, with respect to the Confidential Information Memorandum prepared by Seller and its Affiliates (the “CIM”) dated April 2012.  “Projections” means estimates, projections and other forecasts regarding the future financial results and operating performance of the Business, and plan and budget information with respect thereto, furnished to Buyer or its representatives by Seller or its representatives.

10.2           Disclosure.  Disclosure of information included on any disclosure schedule (or portion of any disclosure schedule) shall be considered disclosures for all other disclosure schedules (or other portions of other disclosure schedules) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other disclosure schedules (or other portions of disclosure schedules). In addition, (a) the fact that any disclosure on any schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any schedule shall not be construed to mean that such matter is material or would reasonably be expected to have a Material Adverse Effect.

10.3           Notices.  All notices, demands and requests which may be or are required or permitted to be given, served, sent or delivered under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service or certified mail, return receipt requested, (c) deemed to have been given on the earliest of: the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt and (d) addressed as follows:

If to Parent or Seller:	c/o Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention: James F. Woodward
Vice President – Finance and Chief Financial Officer
Facsimile: (804) 649-6131

and

c/o Media General, Inc.
333 E. Franklin Street
Richmond, Virginia 23219
Attention:  Andrew C. Carington, Esq.
                   Vice President – General Counsel and Secretary
Facsimile:  (804) 819-5565

with copies to (which shall not constitute notice):

Dow Lohnes PLLC
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attn: J. Kevin Mills, Esq.
Facsimile No.: (202) 776-4847

If to Buyer:	World Media Enterprises Inc.
c/o Omaha World-Herald
1314 Douglas Street - Suite 1500
Omaha, Nebraska 68102
Attention: Doug Hiemstra
President
Facsimile: (402) 444-1538

and

World Media Enterprises Inc.
c/o Omaha World-Herald
1314 Douglas Street - Suite 1500
Omaha, Nebraska 68102
Attention: Scott Searl
Vice President and General Counsel
Facsimile: (402) 444-1544

with copies to (which shall not constitute notice):

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Attention: Mary Ann Todd, Esq.
Facsimile: (213) 687-3702

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.3.  Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

10.4           No Assignment; Benefit and Binding Effect.  Neither party shall assign this Agreement (or its rights or obligations hereunder) without the prior written consent of the other party.  This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5           Bulk Transfer.  Buyer acknowledges that Seller has not filed, and shall not file, any bulk transfer notice or otherwise comply with applicable bulk transfer laws, and the parties agree to waive compliance with same.

10.6           Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions or conflicts of law principles of such state.

10.7           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Related Agreements or the actions of any party in the negotiation, performance or enforcement hereof or thereof.

10.8           Submission to Jurisdiction; Venue.  Each of the parties hereto agrees to submit to the exclusive jurisdiction of the Delaware Court of Chancery in any action or proceeding arising out of or relating to this Agreement or the Related Agreements or any of the matters contemplated hereby or thereby; provided, however, that in the event that the Delaware Court of Chancery does not have subject matter jurisdiction over any such action or proceeding, each of the parties hereto agrees to submit to the exclusive jurisdiction of the United States District Court, District of Delaware.  Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the Related Agreements in such Delaware state or federal courts.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Legal Rules, the defense of an inconvenient forum to the maintenance of any such action or proceeding in such courts.  Each of the parties hereto agrees not to bring any action arising out of this Agreement or the Related Agreements other than in the Delaware Court of Chancery or the United States District Court, District of Delaware, as provided in this Section 10.8.

10.9           Heading; Interpretation.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles (whether or not capitalized), unless otherwise indicated, are references to Sections and Articles of this Agreement.  References to Schedules and Exhibits (whether or not capitalized), unless otherwise indicated, are references to the disclosure schedules and exhibits to this Agreement.  The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits hereto) and not to any particular provision of this Agreement.  Each of the representations, warranties, covenants and conditions herein is separate and not limited or satisfied by the existence, wording or satisfaction of any other representation, warranty, covenant or condition contained herein.  Any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified; provided that such references in Article 3 or Article 4 shall not include any such amendments, supplements or other modifications after the date hereof (made in compliance with Section 5.1.1) or after the Closing, as the context of the applicable provisions of Article 3 or Article 4 may require.   All references to “$” or “Dollars” shall mean United States Dollars.

10.10           Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.11           Entire Agreement.  This Agreement and the Related Agreements, along with the Confidentiality Agreement to the extent incorporated herein pursuant to Section 5.8, represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof and supersede all prior negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is executed by the party against which enforcement of any such amendment, supplement or modification is sought.  All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.

10.12           Further Assurances.  From time to time after the Closing Date, Buyer or Seller or Seller’s Affiliates shall execute or deliver or cause to be executed or delivered such further instruments of conveyance, assignment, transfer and assumption, as may reasonably be requested by the other party in order to effect or facilitate the transactions contemplated hereby.  The parties acknowledge and agree that it is their mutual intent that any and all Transferred Assets are duly transferred to Buyer pursuant to the terms of this Agreement and the Related Agreements.  If and to the extent that following the Closing it is determined that Seller or any of its Affiliates owns, controls or otherwise holds any Transferred Assets, Parent and Seller shall promptly notify Buyer thereof in writing, including providing Buyer with all information, files, and books and records (other than Excluded Assets, if any) pertaining to such Transferred Asset, and shall promptly take (or cause to be taken) any and all actions, and execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Buyer all instruments of conveyance and transfer as Buyer reasonably deems necessary or desirable to evidence and/or effectuate the transfer to Buyer all of the right, title and interest of Seller or such Affiliate(s) in and to such Transferred Asset, free and clear of any Encumbrance, other than Permitted Encumbrances.

10.13           Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure not so specifically waived.

10.14           Severability.  Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

10.15           Enforcement of Agreement.  Buyer and Seller acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by the other party, that the parties hereto would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.  In the event of any action by any party to enforce this Agreement, the other parties hereto hereby waive the defense that there is an adequate remedy at law.  The parties recognize and agree that Seller and Buyer have both relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereby, that the right and benefits conferred upon Seller and Buyer herein are unique, and that damages may not be adequate to compensate Seller or Buyer in the event either refuses to consummate the transactions contemplated hereby and effect the Closing in accordance with the terms and conditions hereof.  The parties therefore acknowledge and agree that, without limiting the generality of the foregoing and in addition to any and all remedies available to them, Seller shall be entitled to enforce specifically Buyer’s obligation to purchase the Transferred Assets for the Purchase Price and assume the Assumed Liabilities and otherwise to effect the Closing, if Buyer’s conditions to the Closing set forth in Article 6.1 are satisfied or capable of being satisfied.

10.16           Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile or portable document format (pdf) transmission shall be deemed to be an original signature for all purposes under this Agreement.

10.17           No Third Party Beneficiaries.  This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and shall not confer any rights, remedies, obligations or liabilities, legal or equitable on any Person other than the parties hereto and their respective successors or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.

10.18           Construction.  This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.19           Public Announcements.  Each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior written approval of the other.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that they may, without each other’s prior consent, issue such press releases or make such public statements as may be compelled by Legal Rules, in which case the issuing party shall provide the other party with a draft of such press release or public statement at least two (2) Business Days in advance, if practicable, consult with the other party regarding such press release or such public statement, as the case may be, and use all commercially reasonable efforts to agree upon the nature, content and form of such press release or public statement.

10.20           No Personal Liability.  Notwithstanding any other provision set forth in this Agreement, no director, officer, employee or individual representative of Seller or any of its Affiliates, on the one hand, or of Buyer or any of its Affiliates, on the other hand, shall have any personal liability as a result of any breach by Seller or any of its Affiliates, on the one hand, or by Buyer or any of its Affiliates, on the other hand, of their respective representations, warranties, covenants or agreements contained herein.

10.21           Expenses.  Except as expressly set forth elsewhere in this Agreement, Seller and Buyer shall bear their own costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement (including fees and expenses of attorneys, accountants, consultants, finders and investment bankers), whether or not the Closing occurs.

[Signatures on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer and Seller as of the date first above written.

BUYER:

WORLD MEDIA ENTERPRISES INC.

By:	/s/ Terry Kroeger
Name:	Terry Kroeger
Title:	Chairman

SELLER:

MEDIA GENERAL OPERATIONS, INC.

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Treasurer

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Treasurer

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Vice President, Finance and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

NEWSPAPERS & WEBSITES

NEWSPAPERS

Alabama Group
Dothan Eagle
The Enterprise Ledger
Jackson County Floridan
The Dothan Progress
Floridan Classified Marketplace
Opelika-Auburn News
The Eufaula Tribune
The Corner
The Opelika Bulletin

Charlottesville Group
The (Charlottesville) Daily Progress
Progress Weekly
The (Waynesboro) News Virginian
The Rural Virginian
Greene County Record
Madison County Eagle
Orange County Review
Culpeper Star-Exponent
Charlottesville Woman

Florence Group
(Florence) Morning News
The (Hartsville) Messenger
Lake City News & Post
Marion Star & Mullins Enterprise
The Weekly Observer
Florence News Extra
Hartsville Pulse

Lynchburg-Danville Group
The (Lynchburg) News & Advance
Danville Register & Bee

EXHIBIT A
(Continued)

Nelson County Times
Amherst New Era Progress
The Reidsville Review
The (Madison) Messenger
Eden News
Gotcha Central Virginia
The Burg
The Buzz

North Carolina Community Group
Hickory Daily Record
Hickory SuperBuzz
Hickory Sunday Direct
Statesville Record & Landmark
(Concord) Independent Tribune
Mooresville Tribune
The (Morganton) News Herald
The (Marion) McDowell News
The McDowell Express

Northern Virginia Group
News & Messenger
Stafford County Sun
InsideNoVA Weekly
Quantico Sentry (contract paper)
Belvoir Eagle (contract paper)

Richmond Group
Richmond Times-Dispatch
The Goochland Gazette
The Mechanicsville Local
Midlothian Exchange
Powhatan Today
TD Sunday Direct
Richmond GOTCHA

Southwest VA-TN Group
Bristol Herald Courier
The Bland County Messenger
The Clinch Valley News
The Floyd Press

EXHIBIT A
(Continued)

Richland News-Press
Smyth County News & Messenger
Washington County News
Wytheville Enterprise
Mountain Empire

Winston-Salem Group
Winston-Salem Journal
StarWatch
Journal Sunday Direct

WEBSITES

Richmond.com

SCNow.com

Tricities.com

Insidenova.com

Oanow.com

Godanriver.com

Each other Website attributable to the domain names set forth on Schedule 3.9.1

Exhibit B to Asset Purchase Agreement

Term Sheet for Buyer Transition Services Agreement

It is the intention of Buyer and Seller that after the Closing Seller and its Affiliates will provide to Buyer services, on a transitional basis, in the same or similar manner consistent with past practice that such services are provided to the Business on the date of the Asset Purchase Agreement, in the categories and on the terms set forth below for the period of time indicated or as otherwise agreed to by the parties. In exchange for the provision of the services Buyer will reimburse Seller for any allocable third-party costs and its allocable internal costs (calculated as Seller’s current year-to-date 2012 rates through signing of the Asset Purchase Agreement for such services plus 10%).  Reimbursable costs will include any costs to obtain any incremental hardware or software necessary to provide the services and any costs Seller may reasonably incur to maintain the services of existing personnel (e.g., stay bonuses) or retain the services of additional personnel (e.g., contracting projects to third parties) to provide the services (collectively, “Reimbursable Costs”).  Seller will inform Buyer of reasonably estimated third party costs and Reimbursable Costs that exceed a threshold amount to be agreed prior to incurring such costs. Seller will issue invoices to Buyer for reimbursement for the services, which will be payable within 30 days. If Buyer and Seller agree that additional transition services will be provided to Buyer, those services will be charged to Buyer at the same rate described above.  Buyer will provide 30 days advance written notice to Seller if it determines that it no longer requires any of the services at or after Closing.  The Transition Services Agreement will include other customary terms as mutually agreed by Buyer and Seller.

Information Technology
•
Seller and its Affiliates will provide information technology shared services, including security access, email access, Windows support, SAN array and related support, smartphone support, network support, disaster recovery services, historical data transitioning, newspaper-related intranet applications and access to shared IT applications and leases to Buyer for up to nine months after Closing.

•
Buyer and Seller acknowledge that purchases of IT hardware and software will need to be made in order to properly separate newspaper applications from Seller’s shared applications.  Buyer and Seller have worked together to split existing hardware and software used in connection with the Business, as reflected in the key principles and terms set forth on Appendix A attached hereto. Based on, and subject to, the agreed upon split of hardware and software, the parties have agreed, pursuant to such separation, that Seller shall purchase for Buyer’s benefit (or provide funds to Buyer to allow for the purchase of) hardware and software approved by Buyer, with Seller’s out-of-pocket costs capped at $500,000.

Human Resources
•
Seller and its Affiliates will provide human resources shared services, including establishing and maintaining a data base including employee records, new hires, terminations, and (upon request) safety services to Buyer for up to six months after Closing.  Seller and its Affiliates will facilitate and provide reasonable assistance to Buyer to transfer data to Buyer’s benefits administration plan and to maintain the data, but will not provide benefits administration services.  Buyer will request safety services, if it elects, within 30 days after Closing.

1

Accounting
•
Seller and its Affiliates will provide accounting shared services, including accounting, accounting system, payroll, remittance processing, accounts payable, billing, and consolidations services to Buyer for up to seven months after Closing; provided that no payrolls for 2013 will be run on Seller’s or its Affiliates’ systems. If Buyer acquires any portion of the accounting shared services, a new transition services agreement will be negotiated to the extent Seller requires Buyer to provide such services on a transitional basis.

Business Office Support

•	Seller will provide to Bristol support for up to four (4) months for the accounting support functions currently provided by the Regional Controller at Bristol who will not be a Transferred Employee.

Digital
•
Seller and its Affiliates will provide digital shared services, including content management, audience reporting, creative services, advertising operations, product management, sales operation and execution, and systems and infrastructure, to Buyer for up to nine months after Closing.

•
From time to time before the Closing and consistent with Section 5.7 of the Agreement, Seller and Buyer shall work together in good faith to reach a mutual agreement no later than one week prior to the Closing regarding how they will split the work, product and tools relating to Seller’s digital media function between the Transferred Assets and the Excluded Assets.  After signing Seller shall work with Buyer to inform Buyer of the work and product of the digital media product development function of Seller, and Seller shall afford Buyer reasonable access, upon reasonable notice and during normal business hours, to such work and product of the digital media product development function of Seller, as well as schedules of Seller employees and tools associated therewith or related thereto.  As part of the mutually agreed split of such work, product, and tools relating to Seller’s digital media product development function, Buyer may make offers of employment to a reasonable percentage of Seller employees associated therewith or related thereto.  The work related tools associated with the job functions of any such employees who accept such offer of employment shall also be transferred to Buyer.

2

Relocation
•
Existing desktop licenses and computers Seller has with respect to Transferred Employees shall transfer to Buyer.  In addition, workstations (cubicles and filing cabinets, etc.) shall move and transfer with the Transferred Employees when any Transferred Employee relocates from a Seller corporate office to a newspaper office being acquired by Buyer.  And in the event any Seller employee who does not become a Transferred Employee needs to relocate from a newspaper office being acquired by Buyer, that person’s desktop license, computer and workstation shall also move and transfer with such employee.  Post-closing the parties shall cooperate and work together to try to mitigate the move of workstations to the extent the parties can swap equivalent workstations without the need to disassemble or move such workstations.  In the event the disassembly and move of workstations is required post-closing, such cost shall be borne by the employer of the person being relocated.

3

Appendix A to Exhibit B

The Transferred Assets will include:

1. All Physical Servers and associated software to support all existing Publishing related business functions except as noted elsewhere (e.g., Peoplesoft, etc...).
2. All Virtual Servers and associated software to support current Virtual utilization for all existing Publishing related business functions.
3. All Database licenses and associated licenses to support current existing Publishing related business functions except as noted elsewhere (e.g., Peoplesoft, etc...).
4. All Replication licenses to support existing replication functions for existing Publishing related business functions.
5. Tape Backup hardware and associated software licenses to support existing backup processes for existing Publishing related business functions.
6. All Network Equipment not listed as “additional Network Equipment to be purchased” to support existing Publishing related business functions (e.g., top of rack switches, etc).
7. All Fax Server Hardware and related software to support existing Publishing related business functions.
8. All Printers to support existing Publishing related business functions.
9. All Smartphone / Tablet hardware and related software to support existing Publishing related business functions.
10. All Building Access Management hardware and software to support existing Publishing related business functions.
11. All Wireless Network equipment and associated Wireless Management Consoles to support existing Publishing related business functions.
12. All Security related hardware and software, and Token Base Keyfobs to support existing Publishing related business functions.
13. All Symantec product software and associated hardware to support existing Publishing related business functions (e.g., Virus protection, Management Console and related software, etc...)
14. All Email messaging system software to support existing Publishing related business functions.
15. All Desktop hardware and related software to support existing Publishing related business functions.
16. All Phone System hardware, related software, and existing phone numbers to support existing Publishing related business functions.
17. All Online and mobile tracking software to support existing Publishing related business functions (e.g., Omniture Site Catalyst, etc....)
18. All Business Software to support existing Publishing related business functions that is not explicitly listed elsewhere (e.g., CCI, Mactive, DSI, Salesforce.com<http://Salesforce.com>, etc...).
19. All Domain Names and associated public IP’s to support existing Publishing related business functions.
20. All Terminal Services hardware and associated software licenses to support existing Publishing related business functions elsewhere (e.g., Citrix. etc...).

The parties agree that expenditures made by Seller to purchase equipment or software in connection with the foregoing will count against the $500,000 cap the parties agreed to in Exhibit B.

4

Exhibit C to Asset Purchase Agreement

Term Sheet for Seller Transition Services Agreement

It is the intention of Buyer and Seller that after the Closing Buyer will provide to Seller services, on a transitional basis, in the same or similar manner consistent with past practice that such services are provided to the Business on the date of the Asset Purchase Agreement, in the categories and on the terms set forth below for the period of time indicated or as otherwise agreed to by the parties. In exchange for the provision of the services, Seller will reimburse Buyer for any allocable third-party costs and its allocable internal costs (calculated as the current year-to-date 2012 rate (through signing of the Asset Purchase Agreement) charged to the Tampa newspaper operation for such services plus 10%).  Reimbursable costs will include any costs to obtain any incremental hardware or software necessary to provide the services and any costs Buyer may reasonably incur to maintain the services of existing personnel (e.g., stay bonuses) or retain the services of additional personnel (e.g., contracting projects to third parties) to provide the services (collectively, “Reimbursable Costs”).  Buyer will inform Seller of reasonably estimated third party costs and Reimbursable Costs that exceed a threshold amount to be agreed prior to incurring such costs. Buyer will issue invoices to Seller for reimbursement for the services, which will be payable within 30 days.  If Buyer and Seller agree that additional transition services will be provided to Seller, those services will be charged to Seller at the same rate described above.  Seller will provide 30 days advance written notice to Buyer if it determines that it no longer requires any of the services at or after Closing.  The Transition Services Agreement will include other customary terms as mutually agreed by Buyer and Seller.  Seller will have the right to assign its rights and obligations under the Transition Services Agreement to a buyer of the Tampa newspaper operations.

Copy Editing and Page Design

•
Buyer will provide support for copy editing and page design shared services systems (including CCI and other related systems) used in Seller’s Tampa Consolidated Editing Center for up to one year after Closing.

Operations and Distribution Solutions

•
Buyer will provide operations and distribution solutions shared services, including printing and distribution support services, circulation support services and Mactive and DSI and related systems support to Seller for up to one year after Closing.

Shared Web Sites

•
Buyer and Seller shall work together to determine how to manage and support the joint websites in Bristol (tricities.com) and Florence (SCnow.com). The parties have agreed the domain names shall be owned by Buyer, ownership of content related to the stations on these web sites shall be retained by Seller, and revenue will be allocated equitably based on contributing source.  Buyer and Seller shall work together to determine how to manage and support the joint website in Lynchburg/Roanoke (VTeffect.com).  The parties have agreed that the domain name and content shall be retained by Seller, the revenue will be allocated equitably based on contributing source, and the website will cease drawing content from the Virginia newspapers unless Buyer and Seller otherwise agree.

Building Services

•
Buyer will provide phone systems and related support and building security systems support for the Media General Corporate office in Richmond, in each case for a time period to be mutually determined by the parties.

Business Office Support

•
Buyer will provide to WSLS (Roanoke) support for up to four (4) months for the accounting support functions currently provided by the Regional Controller located in Lynchburg who shall become a Transferred Employee.

Relocation

•
Existing desktop licenses and computers Seller has with respect to Transferred Employees shall transfer to Buyer.  In addition, workstations (cubicles and filing cabinets, etc.) shall move and transfer with the Transferred Employees when any Transferred Employee relocates from a Seller corporate office to a newspaper office being acquired by Buyer.  And in the event any Seller employee who does not become a Transferred Employee needs to relocate from a newspaper office being acquired by Buyer, that person’s desktop license, computer and workstation shall also move and transfer with such employee.  Post-closing the parties shall cooperate and work together to try to mitigate the move of workstations to the extent the parties can swap equivalent workstations without the need to disassemble or move such workstations.  In the event the disassembly and move of workstations is required post-closing, such cost shall be borne by the employer of the person being relocated.

Exhibit D to Asset Purchase Agreement

FORM OF

WARRANT AGREEMENT

Dated as of May [•], 2012

by and between

Media General, Inc.,

and

Berkshire Hathaway Inc.

WARRANT AGREEMENT

WARRANT AGREEMENT

WARRANT AGREEMENT (this “Agreement”) dated as of May [•], 2012 by and between Media General, Inc., a Virginia corporation (the “Company”) and Berkshire Hathaway Inc, a Delaware corporation.

WHEREAS, as of April 29, 2012, the Company had outstanding 22,799,273 shares of Class A Common Stock and 548,564 shares of Class B Common Stock;

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with the Holder (as defined below);

WHEREAS, in connection with such refinancing and recapitalization transactions, the Company has agreed to issue to the Holder 4,646,220 Warrants that would entitle the Holder to receive, upon proper exercise and subject to the terms and conditions herein, Class A Common Stock of the Company, representing as of the date hereof 19.9% of the Company’s aggregate issued and outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.     Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Additional Shares” shall mean any Shares issued or sold by the Company on or after the date hereof.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in either the City of New York are authorized or required by Law to close.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (b) with respect to any other Person, any and all partnership, membership or other equity interests of such Person and (c) with respect to the Company, the Shares.

“Change of Control” shall have the meaning set forth in Section 9.1 of this Agreement.

“Company” shall have the meaning set forth in the preamble hereto.

“control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Market Price” per Share, on any date specified herein, shall mean the average daily Market Price during the period of the most recent 10 days, ending on such date, on which the national securities exchanges were open for trading, except that if the Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

“Equity Interests” shall mean Capital Stock or warrants, options or other rights to acquire Capital Stock.

“Exercise Date” shall have the meaning set forth in Section 7.9 of this Agreement.

“Exercise Period” shall mean, with respect to any Warrant, the period commencing on the date hereof and continuing until the earlier of (a) the Expiration Date and (b) the Company’s election of an alternative settlement pursuant to Section 9.3 of this Agreement.

“Exercise Price” shall have the meaning set forth in Section 3(a) of this Agreement, as adjusted pursuant to Section 8 of this Agreement.

“Expiration Date” for any Warrant shall mean 5:00 p.m. Eastern Time on the date which is the eighth anniversary of the date hereof.

“Governmental Authority” shall mean any United States or other federal, national, state, provincial, municipal, local, or other government, governmental, regulatory or administrative authority, agency or commission or any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange, or any court, tribunal or judicial or arbitral body.

“Holder” shall mean initially Berkshire Hathaway Inc., and thereafter any Person to whom a Warrant is transferred in accordance with the terms of this Agreement.

“Initial Number” shall have the meaning set forth in Section 8.2(a)(i) of this Agreement.

“Investment Bank” shall mean, for any determination to be made by the Investment Bank hereunder, an independent nationally recognized investment bank selected by the Board to make such determination that is reasonably acceptable to the Holder.

“Law” shall mean any federal, national, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order or requirement (including common law).

“Market Price” shall mean, on any date specified herein, the amount per share equal to (a) if the Shares are then listed on the NYSE, the last sale price of the Shares on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the NYSE, (b) if the Shares are not then listed on the NYSE but are admitted to trading on any national securities exchange (other than the NYSE), the last sale price of the Shares on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Shares are then listed or admitted to trading (other than the NYSE) or (c) if Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the fair value thereof determined by the Investment Bank.

“NYSE” shall mean the New York Stock Exchange.

“Officers” shall mean, with respect to any Person, the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, or any Vice-President of such Person.

“Other Securities” shall mean any other Equity Interests, or other equity interests of the Company or any other Person (corporate or otherwise) received in exchange or replacement for or otherwise in consideration for the Shares (or Other Securities received in an earlier exchange, exercise or replacement of Shares).

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

“Pro Rata Repurchase” means any purchase of Shares by the Company or any Affiliate thereof pursuant to (a) any substantial issuer bid, take-over bid or exchange offer or (b) any other offer available to substantially all holders of Shares, in the case of both (a) or (b), whether for cash, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while a Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any substantial issuer bid, take-over bid or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a substantial issuer bid, take-over bid or exchange offer.

“Regulatory Approvals” with respect to a Holder, means, to the extent applicable and required to permit such Holder to exercise a Warrant for Warrant Shares without such Holder being in violation of applicable Law, the receipt of any necessary approvals and authorizations of any Governmental Authority and any notifications to, or expiration or termination of, any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at any applicable time.

“Shares” shall mean shares of Class A Common Stock of the Company (including  Warrant Shares).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Trading Day” shall mean a day during which trading in securities generally occurs on the NYSE or, if the Shares are not listed on the NYSE, on the principal other national or regional securities exchange on which the Shares are then listed or, if the Shares are not listed on a national or regional securities exchange, on any Business Day.

“Warrants” shall mean the warrants issued pursuant to this Agreement and represented by Warrant Certificates, and all warrants issued upon transfer, division or combination of, or in substitution thereof.

“Warrant Certificates” shall have the meaning set forth in Section 2 of this Agreement.

“Warrant Register” shall have the meaning set forth in Section 5 of this Agreement.

“Warrant Shares” shall mean the Shares issuable upon exercise of the Warrants.

SECTION 2.     Warrant Certificates.  The certificates evidencing the Warrants to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto (“Warrant Certificates”) and may have such letters, numbers, or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the Officers of the Company executing the same may reasonably approve (with execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be reasonably required to comply with any applicable Law or with any rule or regulation of any exchange, inter-dealer quotation system or regulated quotation service on which the Warrants or the Shares may be listed or quoted, as the case may be.

SECTION 3.     Issuance of Warrants.

(a)           Subject to adjustment in accordance with Section 8, each Warrant shall entitle the Holder, upon proper exercise during the Exercise Period, to purchase from the Company one (1) Share at a purchase price per Share equal to $0.01 (such price being referred to herein as the “Exercise Price”), in each case as adjusted from time to time as provided herein.

(b)           The Warrant Certificates shall be dated the date of execution by the Company and shall evidence one or more Warrants.  Each Warrant evidenced thereby entitles the Holder, upon proper exercise, to receive from the Company the stated number of Warrant Shares at the Exercise Price, as adjusted as provided herein.

SECTION 4.     Execution of Warrant Certificates.  The Warrant Certificates may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Each such signature upon any Warrant Certificate may be of the present or any future Officer of the Company, notwithstanding the fact that at the time any Warrant Certificate shall be delivered or disposed of by the Company such Officer shall have ceased to hold such office, so long as, and the Company hereby represents that, under the Company’s certificate of incorporation and bylaws, any Warrants or Warrant Shares so issued would be validly issued.

SECTION 5.     Registration.  The Company shall number and register the Warrant Certificates in a register (the “Warrant Register”) as they are issued by the Company.  The Warrant Register will show the name and address of the Holder, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant Certificate and the date of each Warrant Certificate.  The Company may deem and treat the Holder as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 6.     Transfers and Exchanges.

6.1           Transfers.

(a)           The Holder may transfer, assign or encumber all or any part of a Warrant Certificate to any Person, provided, however, that such transfer shall be in compliance with the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Warrants.

(b)           Upon written notice from the Holder of any transfer permitted pursuant to Section 6.1(a) and receipt of such customary documents as the Company may reasonably request to assure itself that such transfer is in compliance with the Securities Act or any applicable state (or other jurisdiction) securities or “blue sky” laws, the Company shall reflect in its records any change in record ownership pursuant to any such transfer.

6.2           Exchange of Warrant Certificates.  Warrant Certificates may be exchanged at the option of the Holder, when surrendered to the Company during normal business hours for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants.  Warrant Certificates surrendered for exchange shall be cancelled by the Company.  Such cancelled Warrant Certificates shall then be disposed of by the Company in accordance with applicable Law.

SECTION 7.          Exercise of Warrants.

7.1           Vesting of Warrants.  The Warrants shall vest immediately upon the execution of this Agreement.

7.2           Exercise of Warrants.  A Warrant may be exercised upon surrender to the Company of the Warrant Certificate evidencing the Warrant to be exercised with the form of election to purchase on the reverse thereof duly completed and signed, and upon payment to the Company of the Exercise Price, as adjusted from time to time as provided herein, for each Warrant Share then purchased.  Payment of the aggregate Exercise Price for all Warrant Shares being purchased in respect of a Warrant shall be made (a) by wire transfer of immediately available funds in U.S. Dollars or (b) by certified or official bank check for U.S. Dollars made payable to the order of the Company.  Each Warrant not exercised prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.  Notwithstanding anything in this Agreement to the contrary, the Holder hereby acknowledges and agrees that its exercise of a Warrant for Warrant Shares is subject to the condition that the Holder will have first received any necessary Regulatory Approvals; provided, however, that in the event the Holder has delivered a notice of exercise to the Company prior to the Expiration Date and any Regulatory Approvals with respect to such exercise are pending as of the Expiration Date, the Expiration Date with respect to such Warrants shall automatically be extended for a period of 30 days following final approval or disapproval of any such Regulatory Approval.  The Company agrees that if the exercise of any Warrant requires any Regulatory Approval it will promptly provide the Holder all cooperation reasonably requested to obtain such Regulatory Approvals.

7.3           Issuance of Certificates Representing Shares.  Upon such surrender of Warrant Certificates and payment of the aggregate Exercise Price (unless such exercise is pursuant to Section 7.7 hereof (in which case no Exercise Price shall be due)), the Company shall cause to be delivered promptly to, or upon the written order of, the Holder, and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash in lieu of fractional Shares as provided in Section 7.8.  Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the date of the surrender of such Warrants Certificates and, if applicable, payment of the aggregate Exercise Price.

7.4           Issuance of New Warrant Certificates.  Each Warrant shall be exercisable at the election of the Holder thereof, either in full or from time to time in part (in whole numbers of Warrant Shares), and, in the event that a Warrant is exercised (and a Warrant Certificate is surrendered) in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered by the Company.

7.5           Cancellation of Warrant Certificates.  All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled and disposed of by the Company in accordance with applicable Law.

7.6           Warrant Agreement.  The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holder during normal business hours at its office.

7.7           Alternative Cashless Exercise.  Notwithstanding any provision herein to the contrary, in lieu of exercising a Warrant as set forth above, the Holder may exercise a Warrant by electing to receive that number of Shares as determined below by surrendering to the Company such Warrant Certificate, with the applicable election to purchase such Share(s) duly completed and signed by the Holder, in which event the Company shall deliver to the Holder the number of Shares computed using the following formula:

S	=	WS (MP – PP)
MP

where:

“S” equals the net number of Warrant Shares to be issued to the Holder;

“WS” equals the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

“MP” equals the Current Market Price; and

“PP” equals the Exercise Price.

Following the surrender of any Warrant pursuant to this Section 7.7, the Company shall promptly record the name of the Holder in the Warrant Register for that number of Shares, as calculated above, or in such name or names as may be designated by such Holder.

7.8           Fractional Shares.  The Company shall not be required to deliver fractional Warrant Shares on the exercise of any Warrant.  If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be deliverable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7.8, be deliverable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Price multiplied by such fraction.

7.9           When Exercise Effective.  The exercise of any Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which such Warrant is surrendered to and, unless such exercise is pursuant to Section 7.7 hereof (in which case no Exercise Price shall be due), the Exercise Price is received by the Company as provided in this Section 7 (the “Exercise Date”) and the Person in whose name the Shares shall be issuable upon such exercise shall be deemed to be the holder of such Shares for all purposes on the Exercise Date.

SECTION 8.          Adjustment of Exercise Price.  If any of the events set forth in this Section 8 occur during the Exercise Period, the Exercise Price and the number of Warrant Shares for which any Warrant is exercisable, as applicable, shall be subject to adjustment from time to time as set forth in this Section 8; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment in favor of the Holder (as determined by the Board in good faith).  All of the adjustments referred to in this Section 8 shall only apply to Warrants which have not yet been exercised and shall not apply the issuance of any Warrant Shares upon exercise of any Warrant (or the initial issuance of Warrants pursuant to this Agreement).

8.1           Adjustments for Change in Shares.  If at any time the Company shall:

(a)           make a distribution on its Shares payable in Additional Shares or shares of other Capital Stock;

(b)           subdivide its outstanding Shares into a greater number of Shares;

(c)           combine its outstanding Shares into a smaller number of Shares; or

(d)           issue by reclassification of the Shares any shares of its Capital Stock (other than rights, warrants or options for its Shares);

then (i) the aggregate number of Warrant Shares for which any Warrant is exercisable immediately prior to such action shall be adjusted so that the Holder shall be entitled to receive upon exercise of such Warrant the number of Shares that the Holder would have owned or would have been entitled to receive immediately following such action if the Holder had exercised such Warrant immediately prior to such action and (ii) the Exercise Price payable upon the exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of such Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

8.2           Adjustment for Rights Issue.

(a)           If the Company distributes any rights, warrants, options or other securities exercisable or convertible into or exchangeable (collectively, an “Exercise”) for Shares (collectively, “Rights”) to all holders of its Shares entitling them to purchase Shares at a price per Share (or having an exercise price per Share) less than the Market Price of the Shares as of the last Trading Day preceding the date of the agreement on pricing such rights, then, in such event:

(i)           the number of Warrant Shares for which any Warrant is exercisable immediately prior to the date of the agreement on pricing of such Rights (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (1) the number of Shares outstanding on such date on a fully diluted basis (i.e., taking into account any previously issued Rights (including the Warrants) exercisable for Shares then outstanding) and (2) the number of Additional Shares for which Rights then being issued may be Exercised and

(B) the denominator of which shall be the sum of (1) the number of Shares outstanding on such date on a fully diluted basis (i.e., taking into account any previously issued Rights (including the Warrants) exercisable for Shares then outstanding) and (2) the number of Shares which the aggregate consideration receivable by the Company for the total number of Shares for which Rights then being issued may be Exercised would purchase at the Market Price on the last Trading Day preceding the date of the agreement on pricing such Rights; and

(ii)           the Exercise Price payable upon exercise of a Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such Rights by a fraction, the numerator of which shall be the number of Warrant Shares prior to such date and the denominator of which shall be the number of Warrant Shares immediately after the adjustment described in Section 8.2(a)(i).

(b)           For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such Rights shall be deemed to be equal to the sum of the net offering price (including the fair market value, as determined by the Investment Bank, of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such Rights plus the minimum aggregate amount, if any, payable upon exercise of any such Rights into Shares.  Any adjustment made pursuant to this Section 8.2 shall become effective immediately upon the date of such issuance.

8.3           Adjustment for Other Non-Cash Distributions.

(a)           If the Company distributes to all holders of its Shares any of its non-cash assets, equity interests of the Company other than Shares or debt securities or any rights, warrants or options to purchase securities of the Company or other equity interests of the Company other than Shares (including securities but excluding distributions of Shares referred to in Section 8.1, distributions of rights, warrants or options referred to in Section 8.2 and any spin-off as described in Section 8.3(c)), the Exercise Price shall be adjusted in accordance with the formula:

E′    =    E    -    F

where:

E' = the adjusted Exercise Price;

E = the current Exercise Price; and

F = the fair market value (on the record date for the distribution to which this Section 8.3(a) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each Share in the distribution to which this Section 8.3(a) is being applied.

(b)           The Investment Bank shall determine fair market values for the purposes of this Section 8.3.  The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution to which this Section 8.3 applies.

(c)           In respect of a distribution of Shares of any class or series, or Capital Stock or similar equity interests, of or relating to a subsidiary of the Company or other business unit, referred to herein as a “spin-off,” for purposes of the adjustment in Section 8.3(a) above, “F” shall be equal to the average of the closing price of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one Share for the ten (10) consecutive Trading Days beginning on the effective day of the spin-off or, if such shares of Capital Stock or similar equity interests are not listed on any national or regional securities exchange or quoted in the over-the-counter market, the fair value thereof shall be determined by the Investment Bank.  The adjustment to the Exercise Price in the event of a spin-off will occur on the tenth Trading Day from, and including, the effective date of the spin-off.

8.4           Adjustment for Cash Distributions.  In case the Company shall pay an annual cash distribution per Share, excluding any distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then, in such case, the Exercise Price shall be decreased by the amount of the cash distribution per Share payable to the holder of one Share, such adjustment to be effective immediately prior to the opening of business on the day following such record date.  If any such distribution is not so paid, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such distribution had not been declared.

8.5           Certain Repurchases of Shares.

(a)           In case the Company effects a Pro Rata Repurchase in which the cash and value of any other consideration included in the payment per Share exceeds the Market Price on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such Pro Rata Repurchase, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which (i) the numerator shall be (A) the product of (1) the number of Shares outstanding immediately before such Pro Rata Repurchase and (2) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (B) the aggregate purchase price of the Pro Rata Repurchase, and of which (ii) the denominator shall be the product of (A) the number of Shares outstanding immediately before such Pro Rata Repurchase minus the number of Shares so repurchased and (B) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(b)           In such event, the number of Warrant Shares for which any Warrant is exercisable shall be increased to the number obtained by dividing (i) the product of (A) the number of Warrant Shares before such adjustment, and (B) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

(c)           For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares shall be made pursuant to this Section 8.5.

8.6           Other Provisions Applicable to Adjustments Under this Section 8.  The following provisions shall be applicable to the making of adjustments of the Exercise Price and number of Warrant Shares hereinbefore provided for in this Section 8, irrespective of the accounting treatment of any consideration described below:

(a)           When Adjustments to be Made.  The adjustments required by this Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)           When Adjustments May Be Deferred.  No adjustment in the Exercise Price needs to be made if the amount of such adjustment would be less than $0.01.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment and all adjustments that are made and carried forward shall be taken in the aggregate in order to determine if the $0.01 threshold is met.  In computing adjustments under this Section 8, fractional interests in Shares shall be taken into account to the nearest one-hundredth of a Share.

(c)           When Adjustment Not Required.  If the Company shall take a record of the holders of Shares for the purpose of entitling them to receive a distribution or subscription or purchase rights and shall, thereafter and before the distribution thereof to the holders of Shares, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled, and no adjustment to the Exercise Price or number of Warrant Shares under this Section 8 shall be made in respect of the Warrants held by the Holder.

(d)           Limitation on Number of Warrant Shares.  Notwithstanding anything contained in this Agreement to the contrary, no adjustment to the number of Warrant Shares shall be made pursuant to this Section 8 which, under the Company’s organizational documents, Virginia law, the rules of the NYSE or otherwise, would have the effect of requiring the Company to seek approval from its shareholders (assuming that all of the Warrants outstanding under this Agreement were exercised for Warrant Shares).

SECTION 9.          Consolidation and Merger.

9.1           Consolidation and Merger.  In the event that any transaction, whether by way of consolidation, merger, transfer or sale of all or substantially all of the assets of the Company, or other transaction that has substantially the same effect, shall be effected with another Person after the date hereof and the Company shall not be the surviving entity, or the Company shall be the surviving entity but its Shares shall be changed into securities or other property of another Person which is not an Affiliate of the Company immediately prior to such transaction (each such transaction, a “Change of Control”), then, as a condition of such Change of Control, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the exercise of its Warrants, on the basis and the terms and conditions specified herein (and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of the Warrants), such securities, cash or other property receivable upon such Change of Control as such Holder would have been entitled to receive if its Warrants had been exercised immediately prior to such event in accordance with Section 9.3.  The Company shall not effect any such Change of Control unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such Change of Control shall assume, by written instrument, the obligation to deliver to such Holder such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to upon the exercise of its Warrants.  The above provisions of this Section 9.1 shall similarly apply to successive consolidations, mergers or other transactions that have substantially the same effect as a Change of Control.

9.2           Dilution in Case of Other Securities.  In the event that all the Shares of the Company are or will be converted or exchanged for Other Securities  in a transaction which does not qualify as a Change of Control pursuant to Section 9.1, then upon such conversion or exchange, the Warrant shall become exercisable for such Other Securities, and the computations, adjustments and readjustments provided for in Section 8 with respect to the Exercise Price and Warrant Shares shall be made as nearly as possible in the manner so provided and applied to determine the Exercise Price and amount of Other Securities from time to time receivable upon the exercise of the Warrants.  In any such case, appropriate and equitable provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including Section 8 hereof) shall thereafter be applicable, as nearly as may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of any Warrants (such that, for greater clarity, the provisions of Section 8 shall read as if references therein to Shares referred to the Other Securities or other equity interests issuable on the exercise of the Warrants, mutatis mutandis).

9.3           Alternative Settlement.   Notwithstanding the foregoing, (i) if there shall occur a Change of Control for cash consideration then the Company shall pay (or cause to be paid) to the Holder, concurrent with the completion of the transaction, the amount of the Warrants (calculated in the same manner as a cashless exercise pursuant to Section 7.7 hereof, provided that the Current Market Price shall be deemed to be the value of the consideration being delivered in exchange for the Shares in the Change of Control), and the Warrants shall thereafter not be exercisable and (ii) if there shall occur a Change of Control for consideration that includes cash and non-cash consideration, then the Company shall pay (or cause to be paid) to the Holder, concurrent with the completion of the transaction and in the same allocation of cash and non-cash consideration as is paid to holders of Shares, such consideration for that number of Shares that the Warrants (calculated in the same manner as a cashless exercise pursuant to Section 7.7 hereof, provided that the Current Market Price shall be deemed to be the volume weighted average price of the Shares for the 30-day period prior to the date of the completion of the transaction), with the value of any fractional Shares to be paid in cash, and the Warrants shall thereafter not be exercisable.

SECTION 10.        Notice of Adjustments.  Whenever the Warrants or Exercise Price shall be adjusted pursuant to Section 8 or Section 9.2, the Company shall forthwith provide a certificate signed by an Officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and describing the number and kind of any other securities issuable upon exercise of the Warrants and any change in the Exercise Price after giving effect to such adjustment or change.

The Company shall promptly, and in any case within 10 Business Days after the making of such adjustment, cause a signed copy of such certificate to be delivered to the Holder in accordance with Section 17.1.  The Company shall keep at its principal executive offices referred to in Section 17.1 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder.

SECTION 11.        Payment of Taxes; Adjustments Resulting in Taxes.  No service charge shall be made to any Holder for any exercise, exchange or registration of transfer of Warrant Certificates, and the Company will pay all documentary or stamp taxes attributable to the initial issuance of Warrant Shares or upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant.  Notwithstanding anything contained herein to the contrary, to the extent that any adjustments to the Warrants or the Exercise Price, whether pursuant to Section 3(a), Section 8, Section 9.2 or otherwise, would cause the Holder to incur a tax liability, the Holder shall have 15 Business Days after receipt of the signed certificate pursuant to Section 10 to notify the Company in writing that the Holder does not accept such adjustment to the Warrants or the Exercise Price so adjusted in whole or in part, in which case such adjustments shall not be made.  The Company shall be required to withhold and deduct any taxes required to be withheld and deducted under applicable law in connection with an adjustment to the Warrants or the Exercise Price hereunder, or upon the exercise or settlement of the Warrants.

SECTION 12.        Mutilated or Missing Warrant Certificates.  If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like date and tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and such indemnity and security therefor as is customary and reasonably satisfactory to the Company, if requested.  Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 13.        Covenants with Respect to Shares.

(a)           Delivery of Shares. The Company agrees to take all actions and do all things as are necessary or desirable to enable and permit it to deliver the Warrant Shares upon the exercise of Warrants.  The Company guarantees to the Holder the performance of the Company’s obligations to deliver the Warrant Shares in accordance with this Agreement.

(b)           Reservation of Shares.  The Company will, commencing on the date hereof and at all times subsequent thereto until the sooner of the expiration of the Exercise Period or the exercise of all of the Warrants by the Holders thereof, reserve and keep available, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in treasury, for the purpose of enabling it to provide Shares (directly or indirectly) such that the Company may satisfy any obligation to deliver Warrant Shares upon exercise of Warrants, the maximum number of Shares which may then be deliverable upon the exercise of all outstanding Warrants.

(c)           Stock Exchange Listing. The Company shall use its commercially reasonable efforts to maintain the listing of the Shares on the NYSE for a period of at least the Exercise Period for each Warrant unless the Company undergoes a Change of Control.

SECTION 14.        Notices of Certain Corporate Actions.

(a)           In case:

(i)           the Company proposes to take any action that would require an adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrants pursuant to Section 8 or Section 9.2;

(ii)           of a Change of Control; or

(iii)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each case, the Company shall cause to be delivered to the Holder at its address as set forth in the Warrant Register, at least 20 Business Days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (A)(1) if applicable, the date as of which the Holders to be entitled to receive any such rights, options, warrants or distribution are to be determined or (2) if applicable, the initial expiration date set forth in any tender offer or exchange offer for Shares or (3) if applicable, the date on which any such Change of Control, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that Holders shall be entitled to exchange such Shares for securities or other property, if any, deliverable upon such Change of Control, dissolution, liquidation or winding up and (B) the facts with respect thereto as shall reasonably be necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of any Warrants.  The failure to give the notice required by this Section 14(a) or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, Change of Control, dissolution, liquidation or winding up, or the vote upon any action.

(b)           Nothing contained in this Agreement shall be construed as conferring upon the Holder the right to vote or consent to or receive notice as a shareholder in respect of the meetings of shareholders or the right to receive distributions or the right to receive the net assets of the Company upon the winding-up or termination of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 15.         Expenses.  All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, including: (a) all expenses of printing Warrant Certificates; (b) messenger and delivery services and telephone calls; (c) all fees and disbursements of counsel for the Company; (d) all fees and disbursements of independent certified public accountants or knowledgeable experts selected by the Company; and (e) the Company’s internal expenses (including all salaries and expenses of their officers and employees performing legal or accounting duties).

SECTION 16.          Representations, Warranties and Covenants.

16.1           Representations, Warranties and Covenants of the Company.  The Company represents, warrants and covenants the following to the Holder:

(b)           It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c)           This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Holder, constitutes a valid and binding agreement of the Company.

(d)           The execution and delivery by the Company of this Agreement do not, and the consummation and performance of the transactions contemplated hereby, will not (i) contravene the Company’s certificate of incorporation or bylaws, (ii) violate any Law or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company.

(e)           The Company is authorized to issue 75,000,000 of Shares, and as April 29, 2012, there were 22,799,273 Shares issued and outstanding and 548,564 shares of the Company’s Class B Common Stock issued and outstanding.  Immediately prior to giving effect to this Agreement, there are no outstanding (i) options, warrants or other rights to purchase Shares or other equity interests of the Company, or phantom stock, stock appreciation rights or similar plans of the Company, or (ii) agreements or other rights to convert any obligation into, or exchange any securities for, Shares or other equity interests of the Company, other than as disclosed in the Company’s proxy statement filed with the Securities and Exchange Commission on April 2, 2012.

(f)           The Warrant Shares have been duly and validly authorized for issuance and, when issued and delivered in accordance with the provisions of this Agreement and the Warrants, will be duly and validly issued, fully paid and non-asssessable, free and clear of any liens, claims, adverse interests or other encumbrances and will conform to the existing Shares.

(g)           Assuming the accuracy of the representations and warranties made by the Holder, no consent, approval, authorization, finding of suitability, registration, exemption or permit or (other than informational filings or notices) any filing with or notice to any Governmental Authority or any third party that is a party to any of the documents, to which the Company or any of its Subsidiaries is a party, is required in connection with, or as a condition to, the execution, delivery or performance by the parties of this Agreement and the consummation of the transactions contemplated hereby.

16.2           Representations, Warranties and Covenants of the Holder.  The Holder hereby represents, warrants and covenants the following to the Company:

(a)           The Holder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by the Holder and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of the Holder.

(c)           The execution and delivery by the Holder of this Agreement do not, and the consummation and performance of the transactions contemplated hereby, will not (i) contravene the Holder’s certificate of incorporation or bylaws or equivalent governing documents, as applicable, (ii) violate any Law or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Holder.

(d)           The Warrants being acquired by the Holder pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such Warrants or the Warrant Shares issuable upon exercise thereof or any part thereof in any transaction that would be in violation of the securities Laws of the United States, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Holder at all times to sell or otherwise dispose of all or any part of such Warrants (in accordance with this Agreement) or Warrant Shares in a transaction that does not violate the Securities Act under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.  If such Holder should in the future decide to dispose of any of such Warrants or Warrant Shares, such Holder understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities Laws, as then applicable and in effect and, in the case of the Warrants, in accordance with this Agreement.

(e)           Such Holder understands that (i) the Warrants and the Warrant Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement and upon exercise of Warrants is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of the Company on such exemption is predicated in part on such Holder’s representations set forth herein, and (iii) such Warrants and Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(f)           Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act.

SECTION 17.          Miscellaneous.

17.1           Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an internationally recognized courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 17.1:

If to the Holder, at

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE  68131
Facsimile No.:  (402) 346-3375
Attention:         Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
Attention:         Mary Ann Todd
Facsimile No.:   (213) 687-3702

If to the Company, at

Media General, Inc.
333 E. Franklin St.
Richmond, Virginia
Attention:         General Counsel
Chief Financial Officer
Facsimile No.:	(804) 819-5565

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Stephen Giove
Douglas Bartner
Facsimile No.:	(212) 848-7179

or at such other address as may be substituted by notice given as herein provided.

17.2           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

17.3           Amendment.  This Agreement may not be amended or modified except (i) in an instrument in writing signed by, or on behalf of, the Company and the Holder or (ii) by a waiver in accordance with Section 17.4.

17.4           Waiver.  Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17.5           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided.

17.6           Headings.  The descriptive headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.7           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the City of New York, Borough of Manhattan.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

17.8           Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

17.9           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

17.10           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

17.11           Termination.  Subject to Section 7.2, this Agreement shall terminate on the Expiration Date, after which time this Agreement and all Warrants shall no longer be of any force or effect; provided, however, that this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised; provided, further, that provisions of Sections 15, 16 and this Section 17 shall survive such termination.

17.12           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;

(b)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(e)           references to a Person are also to its successors and permitted assigns.

17.13           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or electronic communication) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MEDIA GENERAL, INC.

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

EXHIBIT A
Form of Warrant Certificate

[Face of Warrant Certificate]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES FOR WHICH IT MAY BE EXERCISED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE OFFERED, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN WARRANT AGREEMENT DATED AS OF MAY [•], 2012 (THE “WARRANT AGREEMENT”), BY AND BETWEEN MEDIA GENERAL, INC., A VIRGINIA CORPORATION, AS THE ISSUER AND BERKSHIRE HATHAWAY, A DELAWARE CORPORATION, AS HOLDER, AS SUCH WARRANT AGREEMENT MAY BE MODIFIED AND SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME, AND NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF SUCH WARRANT AGREEMENT.

No. of Warrants: ___	Warrant No: __

WARRANT
TO PURCHASE SHARES OF
CLASS A COMMON STOCK OF
MEDIA GENERAL, INC.

This certifies that                                                  , or its registered assigns, is the registered holder (the “Holder”) of ___ warrants (the “Warrants”) of Media General, Inc., a Virginia corporation (the “Company”), that would entitle the Holder, upon proper exercise during the Exercise Period to receive from the Company _____ shares (the “Warrant Shares”) of Class A Common Stock of Media General, Inc. (“Shares”) at the Exercise Price, subject to adjustment as described in the Warrant Agreement.  The Warrants will vest upon the execution of the Warrant Agreement.  Subject to Section 7.2 of the Warrant Agreement, no Warrant may be exercised after the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.  Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.  This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by the undersigned authorized officer of the Company.

Dated:
MEDIA GENERAL, INC.

By:
______________________________
Name: Title:

[Reverse of Warrant Certificate]

MEDIA GENERAL, INC.

By accepting a Warrant Certificate, the Holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring on the Expiration Date, entitling the Holder upon proper exercise to receive Warrant Shares pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and each Holder of the Warrants.  Capitalized terms used but not other otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

The Holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate, properly completed and executed, together with payment of the aggregate Exercise Price (other than in the case of cashless exercise pursuant to Section 7.7 of the Warrant Agreement) in accordance with the provisions set forth on the face of this Warrant Certificate and in the Warrant Agreement.  In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant, each as set forth on the face hereof, may, subject to certain conditions, be adjusted.  No fractions of a Warrant Share will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered to the Company by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge.

The Company may deem and treat the Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Warrant Agreement permits, with certain exceptions therein provided, the supplementing or amendment thereof in writing at any time by the Company and the Holder.  Any such amendment shall be conclusive and binding upon such Holder and upon all future Holders of this Warrant and any Warrant issued upon the registration of transfer thereof or in exchange thereof whether or not notation of such consent is made upon such Warrant or any other Warrant.

[Form of Assignment]

ASSIGNMENT

(To Be Executed by the Holder in Order to Assign Warrants)

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:_______, ______
Signature(s)*

(Social Security or Taxpayer Identification Number)

[Form of Election to Purchase, To Be Executed Upon Exercise Of Warrant]

NOTICE OF EXERCISE

(To Be Executed by the Holder in Order to Exercise Warrants)

☐           The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ______ Warrant Shares and herewith tenders payment for such Warrant Shares to the order of Media General, Inc. in the amount of ____ U.S. Dollars per Share in accordance with the terms of the Warrant Agreement, in cash or by certified or official bank check made payable to the order of the Company.

☐           The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____ Warrant Shares and hereby elects to use the “cashless exercise” option to purchase the Warrant Shares under Section 7.7 of the Warrant Agreement.

The undersigned requests that a certificate for such Warrant Shares be registered in the name of:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

and be delivered to:
(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below:

(PLEASE PRINT OR TYPE ADDRESS)

Dated:_______, ______
Signature(s)*

(Social Security or Taxpayer Identification Number)

Exhibit E to Asset Purchase Agreement

FORM OF

REGISTRATION RIGHTS AGREEMENT

by and between

Media General, Inc.

and

Berkshire Hathaway Inc.

__________________________

Dated as of May [•], 2012

i

ii

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of May [•], 2012, by and between Media General, Inc., a Virginia corporation (the “Company”), and Berkshire Hathaway Inc., a Delaware corporation.

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with the Investor (as defined below);

WHEREAS, the Company and the Investor are parties to a Warrant Agreement, dated the date hereof (the “Warrant Agreement”) pursuant to which the Investor is acquiring from the Company warrants (the “Warrants”) to purchase 4,646,220 shares of its Class A Common Stock (the “Common Shares”); and

WHEREAS, in connection with the consummation of the refinancing and recapitalization transactions, the parties desire to enter into this Agreement in order to create certain registration rights for the Investor as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“beneficially own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to “beneficially own” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding:  (a) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).  Without limiting the foregoing, a Person shall be deemed to be the beneficial owner of all Registrable Shares owned of record by any majority-owned subsidiary of such Person.

“Company” has the meaning set forth in the introductory paragraph.

“Demand Registration” has the meaning set forth in Section 2(a).

“Demand Registration Statement” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Shares” means the shares acquired by the Investor upon exercise of the Warrants.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Holdback Agreement” has the meaning set forth in Section 6.

“Holdback Period” has the meaning set forth in Section 6.

“Investor” means initially Berkshire Hathaway Inc. and all subsequent Permitted Transferees who become Investors pursuant to Section 11, provided that for purposes of all thresholds and limitations herein, the actions of the Permitted Transferees shall be aggregated.

“Minimum Amount” means $25,000,000.

“Minimum Investor Holding Event” shall mean the first day on which the Investor, along with one or more of its Affiliates (other than the Company and its controlled Affiliates), fails to hold Shares or rights to acquire Shares pursuant to the Warrant Agreement (after giving effect to any adjustments for dilution set forth in Section 8 thereof), equal to at least 9.9% of the Company’s then outstanding common stock (aggregating both the Shares and the Company’s Class B Common Stock).

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity

“Permitted Transferee” means any Person who is a transferee of Registrable Shares from the Investor (or a prior Permitted Transferee) and who becomes party to this Agreement as required by Section 11.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

2

“Registrable Shares” means, at any time, (i) the Exercise Shares, and (ii) any securities issued by the Company after the date hereof in respect of the Exercise Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (iii) any and all Exercise Shares and other securities referred to in clauses (i) and (ii) that at any time after the date hereof (a) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (b) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (c) are not outstanding or (d) have been transferred in violation of Section 10 hereof or the provisions of the Warrant Agreement or to a Person that does not become an Investor pursuant to Section 11 hereof (or any combination of clauses (a), (b), (c) and(d)).  It is understood and agreed that, once a security of the kind described in clause (i) or (ii) above becomes a security of the kind described in clause (iii) above, such security shall cease to be a Registrable Share for all purposes of this Agreement and the Company’s obligations regarding Registrable Shares hereunder shall cease to apply with respect to such security.

“Registration Expenses” has the meaning set forth in Section 8(a).

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“S-3 Shelf Registration” has the meaning set forth in Section 4(a).

“S-3 Shelf Registration Statement” has the meaning set forth in Section 4(a).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the second recital hereto.

“Shelf Takedown” has the meaning set forth in Section 4(b).

“Suspension Period” has the meaning set forth in Section 5.

“Termination Date” means the first date on which there are no Registrable Shares.

“Third Party Holdback Period” means any Holdback Period imposed on the Investor pursuant to Section 6 in respect of an underwritten offering of Shares in which (i) the Investor elected not to participate or (ii) the Investor’s participation was reduced or eliminated pursuant to Section 3(b) or 3(c).

“underwritten offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public, and “underwritten Shelf Takedown” means an underwritten offering effected pursuant to an S-3 Shelf Registration.

3

“Warrant” has the meaning set forth in the first Recital hereto.

“Warrant Agreement” means the agreement specified in the second recital hereto, as such agreement may be amended from time to time.

In addition to the above definitions, unless the context requires otherwise:

(i)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii)          “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)          references to “Section” are references to Sections of this Agreement;

(iv)          words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;

(v)          references to “business day” mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(vi)          references to “dollars” and “$” mean U.S. dollars.

Section 2.    Demand Registration.

(a)          Right to Request Registration.  Subject to the provisions hereof, until the Termination Date, the Investor may at any time request registration for resale under the Securities Act of all or part of the Registrable Shares separate from an S-3 Shelf Registration (a “Demand Registration”); provided, however, that (based on the then-current market prices) the number of Registrable Shares included in the Demand Registration would, if fully sold, yield gross proceeds to the Investor of at least the Minimum Amount.  Subject to Section 2(d) and Sections 5 and 7 below, the Company shall use reasonable best efforts (i) to file a Registration Statement registering for resale such number of Registrable Shares as requested to be so registered pursuant to this Section 2(a) (a “Demand Registration Statement”) within 90 days after the Investor’s request therefor and (ii) if necessary, to cause such Demand Registration Statement to be declared effective by the SEC as soon as practical thereafter.  If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b)          Number of Demand Registrations.  Subject to the limitations of Sections 2(a), 2(d) and 4(a), throughout the term of this Agreement the Investor shall be entitled to request a maximum of one Demand Registration or S-3 Shelf Registration (regardless of the number of Permitted Transferees who may become an Investor pursuant to Section 11).  A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective.

4

(c)          Priority on Demand Registrations.  The Company may include Shares other than the Investor’s Registrable Shares in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below; and if such Demand Registration is an underwritten offering, such Shares may be included only with the consent of the managing underwriters of such offering.  If the managing underwriters of the requested Demand Registration advise the Company and the Investor requesting such Demand Registration that in their opinion the number of Shares proposed to be included in the Demand Registration exceeds the number of Shares which can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of Registrable Shares that the Investor proposes to sell, and (ii) second, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.  If the number of Shares which can be sold is less than the number of Shares proposed to be registered pursuant to clause (i) above by the Investor, the amount of Shares to be sold shall be allocated to the Investor.

(d)          Restrictions on Demand Registrations.  The Investor shall not be entitled to request a Demand Registration at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a Piggyback Registration.  Notwithstanding the foregoing, the Company shall not be obligated to proceed with a Demand Registration if the offering to be effected pursuant to such registration can be effected pursuant to an S-3 Shelf Registration and the Company, in accordance with Section 4, effects or has effected an S-3 Shelf Registration pursuant to which such offering can be effected.

(e)          Underwritten Offerings.  The Investor shall be entitled to request an underwritten offering pursuant to a Demand Registration, but only if the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount (based on then-current market prices).  If any of the Registrable Shares covered by a Demand Registration are to be sold in an underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(f)          Effective Period of Demand Registrations.  Upon the date of effectiveness of any Demand Registration for an underwritten offering and if such offering is priced promptly on or after such date, the Company shall use reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 60 days from such date or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold by the Investor.  If the Company shall withdraw any Demand Registration pursuant to Section 5 before such 60 days end and before all of the Registrable Shares covered by such Demand Registration have been sold pursuant thereto, the Investor shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement.  A Demand Registration shall not count against the limit on the number of such registrations set forth in Section 2(b) if (i) after the applicable Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency or court for any reason not attributable to the Investor or its Affiliates (other than the Company and its controlled Affiliates) and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares or (ii) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to the Investor or its Affiliates (other than the Company and its controlled Affiliates), and as a result of any such circumstances described in clause (i) or (ii), less than 75% of the Registrable Shares covered by the Registration Statement are sold by the Investor pursuant to such Registration Statement.

5

Section 3.    Piggyback Registrations.

(a)          Right to Piggyback.  Whenever prior to the occurrence of a Minimum Investor Holding Event the Company proposes to register any Shares under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4), whether for its own account or for the account of one or more holders of Shares (other than the Investor), and the form of registration statement to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to the Investor of its intention to effect such a registration and, subject to Sections 3(b) and 3(c), shall include in such registration statement and in any offering of Shares to be made pursuant to that registration statement all Registrable Shares with respect to which the Company has received a written request for inclusion therein from the Investor within 10 days after the Investor’s receipt of the Company’s notice or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances.  The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof.  If the Company or any other Person other than the Investor proposes to sell Shares in an underwritten offering pursuant to a registration statement on Form S-3 under the Securities Act, such offering shall be treated as a primary or secondary underwritten offering pursuant to a Piggyback Registration.

(b)          Priority on Primary Piggyback Registrations.  If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration) that in their opinion the number of Shares proposed to be included in such offering exceeds the number of Shares (of any class) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of Shares requested to be included therein by holders of Shares, including the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration), pro rata among all such holders on the basis of the number of Shares requested to be included therein by all such holders or as such holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

6

(c)          Priority on Secondary Piggyback Registrations.  If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of Shares other than the Investor, and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such registration exceeds the number of Shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares to be sold in such offering), then the Company shall include in such registration (i) first, the number of Shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of Shares requested to be included therein by other holders of Shares including the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration) and (iii) third, the number of Shares that the Company proposes to sell, pro rata among such holders on the basis of the number of Shares requested to be included therein by such holders or as such holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

(d)          Selection of Underwriters.  If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e)          Basis of Participations.  The Investor may not sell Registrable Shares in any offering pursuant to a Piggyback Registration unless it (a) agrees to sell such Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any other holders involved in such Piggyback Registration and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

Section 4.    S-3 Shelf Registration.

(a)          Right to Request Registration.  Subject to the provisions hereof, at any time when the Company is eligible to use Form S-3 prior to the Termination Date and if the Investor has not previously requested a Demand Registration which has resulted in an effective Demand Registration Statement, the Investor shall be entitled to request on one occasion that the Company file a Registration Statement on Form S-3 (or an amendment or supplement to an existing registration statement on Form S-3) for a public offering of all or such portion of the Registrable Shares designated by the Investor pursuant to Rule 415 promulgated under the Securities Act or otherwise (an “S-3 Shelf Registration”).  A request for an S-3 Shelf Registration may not be made at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a registration statement.  Upon such request, and subject to Section 5, the Company shall use reasonable best efforts (i) to file a Registration Statement (or any amendment or supplement thereto) covering the number of shares of Registrable Shares specified in such request under the Securities Act on Form S-3 (an “S-3 Shelf Registration Statement”) for public sale in accordance with the method of disposition specified in such request within 10 business days (in the case of a Registration Statement that is automatically effective upon filing if the company is eligible to make such a filing under the Securities Act) or 45 days (in the case of all other Registration Statements) after the Investor’s written request therefor and (ii) if necessary, to cause such S-3 Shelf Registration Statement to become effective as soon as practical thereafter.  If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.  The right to request an S-3 Shelf Registration may be exercised no more than once in the aggregate and, pursuant to Section 2(b) may not be exercised after a Demand Registration, regardless of the number of Permitted Transferees who may become an Investor pursuant to Section 11.

7

(b)          Right to Effect Shelf Takedowns.  The Investor shall be entitled, at any time and from time to time when an S-3 Shelf Registration Statement is effective and until the Termination Date, to sell such Registrable Shares as are then registered pursuant to such Registration Statement (each, a “Shelf Takedown”), but only upon not less than 10 business days’ prior written notice to the Company (if such takedown is to be underwritten).  The Investor shall be entitled to request that a Shelf Takedown shall be an underwritten offering; provided, however, that (based on the then-current market prices) the number of Registrable Shares included in each such underwritten Shelf Takedown would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount, and provided further that the Investor shall not be entitled to request any underwritten Shelf Takedown at any time when the Company is diligently pursuing a primary or secondary underwritten offering of Shares pursuant to a registration statement.  The Investor shall give the Company prompt written notice of the consummation of each Shelf Takedown (whether or not underwritten).

(c)          Priority on Underwritten Shelf Takedowns.  The Company may include Shares other than Registrable Shares in an underwritten Shelf Takedown for any accounts on the terms provided below, but only with the consent of the managing underwriters of such offering and the Investor (such consent not to be unreasonably withheld).  If the managing underwriters of the requested underwritten Shelf Takedown advise the Company and the Investor that in their opinion the number of Shares proposed to be included in the underwritten Shelf Takedown exceeds the number of Shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such underwritten Shelf Takedown (i) first, the number of Shares that the Investor proposes to sell, and (ii) second, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.  If the number of Shares which can be sold is less than the number of Registrable Shares proposed to be included in the underwritten Shelf Takedown pursuant to clause (i) above, the amount of Shares to be so sold shall be allocated to the Investor.  The provisions of this paragraph (c) apply only to a Shelf Takedown that the Investor has requested be an underwritten offering.

(d)          Selection of Underwriters.  If any of the Registrable Shares are to be sold in an underwritten Shelf Takedown initiated by the Investor, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(e)          Effective Period of S-3 Shelf Registrations.  The Company shall use reasonable best efforts to keep any S-3 Shelf Registration Statement effective for a period of 90 days after the effective date of such registration statement, provided that such 90 day period shall be extended by the number of days in any Suspension Period commenced pursuant to Section 5 during such period (as it may be so extended) and by the number of days in any Third Party Holdback Period commenced during such period (as it may be so extended).  Notwithstanding the foregoing, the Company shall not be obligated to keep any such registration statement effective, or to permit Registrable Shares to be registered, offered or sold thereunder, at any time on or after the Termination Date.

8

Section 5.    Suspension Periods.

(a)          Suspension Periods.  The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or an S-3 Shelf Registration or (ii) prior to the pricing of any underwritten offering or other offering of Registrable Shares pursuant to a Demand Registration or an S-3 Shelf Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) only if the Company determines in its sole discretion (x) that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.  Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 5 is herein called a “Suspension Period”.  If pursuant to this Section 5 the Company delays or withdraws a Demand Registration or S-3 Shelf Registration requested by the Investor, the Investor shall be entitled to withdraw such request and, if it does so, such request shall not count against the limitation on the number of such registrations set forth in Section 2 or Section 4.  The Company shall provide prompt written notice to the Investor of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 5), but shall not be obligated under this Agreement to disclose the reasons therefor.  The Investor shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period.  In no event (i) may the Company deliver notice of a Suspension Period to the Investor more than three times in any calendar year and (ii) shall a Suspension Period or Suspension Periods be in effect for an aggregate of 180 days or more in any calendar year.

(b)          Other Lockups.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

(c)          Purchase Agreement Restrictions.  Nothing in this Agreement shall affect the restrictions on transfers of Shares and other provisions of the Purchase Agreement, which shall apply independently hereof in accordance with the terms thereof.

9

Section 6.    Holdback Agreements.

The restrictions in this Section 6 shall apply for as long as the Investor is the beneficial owner of any Registrable Shares.  If the Company sells Shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) Shares in a primary underwritten offering pursuant to any registration statement under the Securities Act (but only if the Investor is provided its piggyback rights, if any, in accordance with Sections 3(a) and 3(b)), or if any other Person sells Shares in a secondary underwritten offering pursuant to a Piggyback Registration in accordance with Sections 3(a) and 3(b), and if the managing underwriters for such offering advise the Company (in which case the Company promptly shall notify the Investor) that a public sale or distribution of Shares outside such offering would materially adversely affect such offering, then, if requested by the Company, the Investor shall agree, as contemplated in this Section 6, not to (and to cause its majority-controlled Affiliates not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares (or any securities, including the Warrants, of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Shares) for a period (each such period, a “Holdback Period”) beginning on the 10th day before the pricing date for the underwritten offering and extending through the earlier of (i) the 90th day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of the Investor, a “Holdback Agreement”).  Each Holdback Agreement shall be in writing in form and substance satisfactory to the Company and the managing underwriters.  Notwithstanding the foregoing, the Investor shall not be obligated to make a Holdback Agreement unless the Company and each selling shareholder in such offering also execute agreements substantially similar to such Holdback Agreement.  A Holdback Agreement shall not apply to (i) the exercise of any warrants or options to purchase shares of the Company (provided that such restrictions shall apply with respect to the securities issuable upon such exercise) or (ii) any Shares included in the underwritten offering giving rise to the application of this Section 6.

Section 7.    Registration Procedures.

(a)          Whenever the Investor requests that any Registrable Shares be registered pursuant to this Agreement, the Company shall use reasonable best efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i)          subject to the other provisions of this Agreement, use commercially reasonable efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii)          use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)          use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

10

(iv)          deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Investor may reasonably request in order to facilitate the disposition of the Registrable Shares of the Investor covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v)          use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as the Investor reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (I) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

(vi)          notify the Investor and each distributor of such Registrable Shares identified by the Investor, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Investor, the Company shall use commercially reasonable efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)          in the case of an underwritten offering in which the Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, enter into a customary underwriting agreement on market terms and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares (including, making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering);

(viii)          in the case of an underwritten offering in which the Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

11

(ix)          use reasonable best efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x)          provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold, subject to the provisions of Section 11; and

(xi)          promptly notify the Investor and the managing underwriters of any underwritten offering, if any:

(1)          when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)          of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Investor;

(3)          of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4)          of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii), (viii) and (xi) of this Section 7(a) shall apply only in respect of an underwritten offering and only if (based on market prices at the time the offering is requested by the Investor) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount.

(b)          No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Investor or any other selling shareholder, underwriter or other distributor specifically for use therein.

12

(c)          At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act and until the Termination Date, the Company shall use reasonable best efforts to continuously maintain in effect the registration statement of its common stock under Section 12 of the Exchange Act and to use commercially reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Investor to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(d)          The Company may require the Investor and each other selling shareholder and other distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e)          The Investor agrees by having its Shares treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 7(a)(vi), the Investor will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 7(a)(vi), and, if so directed by the Company, the Investor will deliver to the Company all copies, other than permanent file copies then in the Investor’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

(f)          The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus.  Neither the Investor nor any other seller of Registrable Shares may use a free-writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(g)          It is understood and agreed that any failure of the Company to file a registration statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 2, 4 or 7 or otherwise in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable best efforts to resolve those comments, shall not be a breach of this Agreement.

13

(h)          It is further understood and agreed that the Company shall not have any obligations under this Section 7 at any time on or after the Termination Date, unless an underwritten offering in which the Investor participates has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 7 shall continue with respect to such offering until it is so completed (but not more than 60 days after the commencement of the offering).

(i)          Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from the Investor, at least five days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by the Investor for inclusion therein.

Section 8.    Registration Expenses.

(a)          All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors), shall be borne by the Company.  The Investor shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Shares and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing the Investor and any stock transfer taxes.

(b)          The obligation of the Company to bear the expenses described in Section 8(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of the Investor (unless withdrawn following commencement of a Suspension Period pursuant to Section 5) for any reason other than an adverse change in the Company or its business (unrelated to any financial market or general economic conditions that do not disproportionately affect the Company) shall be borne by the Investor.

Section 9.  Indemnification.

(a)          The Company shall indemnify, to the fullest extent permitted by law, the Investor and each Person who controls the Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by the Investor expressly for use therein.

14

(b)          In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of the Investor expressly for use therein.

Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person.  Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby.  The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld, provided that any such settlement includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnifying person, from all liabilities in respect of such claim or action for which such indemnifying person would be required to provide indemnification for).  An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one).  If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof.  The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.  The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

15

(c)          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Shares made before the Termination Date or during the period following the Termination Date referred to in Section 7(h).

(d)          If the indemnification provided for in or pursuant to this Section 9 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 9(a) or 9(b) hereof had been available under the circumstances.

Section 10.    Securities Act Restrictions.

The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act.  Accordingly, the Investor shall not, directly or through others, offer or sell any Registrable Shares except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available.  Prior to any transfer of Registrable Shares other than pursuant to an effective registration statement, the Investor shall notify the Company of such transfer and the Company may require the Investor to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request.  The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be transferred in contravention of this Agreement.  Any certificates representing the Registrable Shares may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement (and the Purchase Agreement), until such time as such securities have ceased to be (or are to be transferred in a manner that results in their ceasing to be) Registrable Shares.  Subject to the provisions of this Section 10, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee and cause shares that cease to be Registrable Shares to bear a general unrestricted CUSIP number, in order to facilitate a lawful transfer or at any time after such shares cease to be Registrable Shares.

16

Section 11.    Transfers of Rights.

(a)          If the Investor transfers any rights to a Permitted Transferee in accordance with the Purchase Agreement, such Permitted Transferee shall, together with all other such Permitted Transferees and the Investor, also have the rights of the Investor under this Agreement, but only if the Permitted Transferee signs and delivers to the Company a written acknowledgment (in form and substance satisfactory to the Company) that it has joined with the Investor and the other Permitted Transferees as a party to this Agreement and has assumed the rights and obligations of the Investor hereunder with respect to the rights transferred to it by the Investor.  Each such transfer shall be effective when (but only when) the Permitted Transferee has signed and delivered the written acknowledgment to the Company.  Upon any such effective transfer, the Permitted Transferee shall automatically have the rights so transferred, and the Investor’s obligations under this Agreement, and the rights not so transferred, shall continue, provided that under no circumstances shall the Company be required to provide more than one Demand Registrations or Shelf Registration.  Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement or the Purchase Agreement, or who acquires securities that are not or upon acquisition cease to be Registrable Shares, shall have any rights under this Agreement with respect to such securities, and such securities shall not have the benefits afforded hereunder to Registrable Shares.

Section 12.    Miscellaneous.

(a)          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Media General, Inc.
333 E. Franklin St.
Richmond, Virginia
Attention:	General Counsel
Chief Financial Officer
Fax No.:	(804) 819-5565

17

with a copy to:

Shearman & Sterling, LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Stephen T. Giove
Douglas P. Bartner
Fax No.:	(212) 848-7179

If to the Investor:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska  68131
Fax No.:	(402) 346-3375
Attention:	Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, California 90071
Attention:	Mary Ann Todd
Fax No.:	(213) 687-3702

(b)          No Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)          Assignment.  Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by Investor to a Permitted Transferee in accordance with the terms hereof.

(d)          No Third-Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor (and any Permitted Transferee to which an assignment is made in accordance with this Agreement), any benefits, rights, or remedies (except as specified in Section 9 hereof).

18

(e)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 12(a).  To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by e-mail or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(g)          Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(h)          Captions.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(i)          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)          The Company agrees that it shall not grant any registration rights to any third party (i) unless such rights are expressly made subject to the rights of Investor in a manner consistent with this Agreement or (ii) if such registration rights are senior to, or take priority over, the registration rights granted to the Investor under this Agreement.

(k)          Amendments.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Investor.

[Execution Page Follows]

19

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

MEDIA GENERAL, INC.

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

Exhibit F to Asset Purchase Agreement

FORM OF

SHAREHOLDERS AGREEMENT

by and among

Media General, Inc.

and

Berkshire Hathaway Inc.

and

D. Tennant Bryan Media Trust

and

the Individual Shareholder Identified on the Signature Pages Hereto

Dated as of May [•], 2012

Page

ARTICLE I. EFFECTIVENESS; DEFINITIONS	3
1.1 Effective Time	3
1.2 Definitions	3

ARTICLE II. VOTING AGREEMENT	3
2.1 Nomination and Election of Investor Nominee	3
2.2 Investor Notice of Investor Nominee	3
2.3 Nomination Following the Date Hereof	4
2.4 Compliance with Organizational Documents and NYSE Rules	4
2.5 Board Observer	4
2.6 Director’s Duties	4

ARTICLE III. TRANSFER RESTRICTIONS	4
3.1 Transfers Allowed	4
3.2 Certain Transferees to Become Parties	5
3.3 Notice of Transfer	5
3.4 Certificate Legending	5

ARTICLE IV. REMEDIES	5
ARTICLE V. AMENDMENT, TERMINATION, ETC.	6
5.1 Termination	6
5.2 Oral Modifications	6
5.3 Written Modifications	6
5.4 Effect of Termination	6

ARTICLE VI. DEFINITIONS	6
6.1 Certain Matters of Construction	6
6.2 Definitions	6

ARTICLE VII. MISCELLANEOUS	9
7.1 Authority: Effect	9
7.2 Notices	9
7.3 Binding Effect, Etc	11
7.4 Descriptive Heading	12
7.5 Counterparts	12
7.6 Severability	12
7.7 No Recourse	12
7.8 Confidentiality	12

ARTICLE VIII. GOVERNING LAW	13
8.1 Governing Law	13
8.2 Consent to Jurisdiction	13
8.3 WAIVER OF JURY TRIAL	14
8.4 Exercise of Rights and Remedies	14

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is made as of May [•], 2012 by and among:

(i)	Media General, Inc., a Virginia corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Berkshire Hathaway Inc., a Delaware corporation (together with its successors and permitted assigns, the “Investor”);

(iii)
D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994, between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees, a Virginia trust (the “Trust”); and

(iv)
the individual shareholder listed on the signature pages hereto (the “Individual Shareholder”; and together with the Trust and each of their respective successors and permitted assigns, the “Shareholder”).

RECITALS

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with Investor and certain of its Affiliates, including entering into the Credit Agreement for the purposes of repaying certain of the Company’s existing indebtedness;

WHEREAS, in connection with such refinancing and recapitalization transactions, the Company has agreed to issue to the Investor warrants to acquire shares of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock pursuant to the Warrant Agreement; and

WHEREAS, in consideration for, and as an inducement to, Investor to enter into such refinancing and recapitalization transactions, the Company and the Shareholder have agreed to enter into this Agreement to provide for the nomination and election of a designee of Investor to the Board of the Company for so long as Investor or its Affiliates hold shares of the Company’s Common Stock, or the right to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement, equal to 9.9% or more of the Company’s then outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

2

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

ARTICLE I.
EFFECTIVENESS; DEFINITIONS

1.1        Effective Time.  This Agreement shall become effective upon the effectiveness of the Credit Agreement and the Warrant Agreement.

1.2        Definitions.  Certain terms are used in this Agreement as specifically defined herein.  These definitions are set forth or referred to in Article VI hereof.

ARTICLE II.
VOTING AGREEMENT

2.1        Nomination and Election of Investor Nominee.

2.1.1 Shareholder Agreement to Nominate and Elect Investor Nominee.  Subject to Section 5.1 hereof, Shareholder hereby agrees that, prior to the occurrence of a Minimum Shareholder Holding Event, it shall exercise such rights as are available to it as a majority shareholder of the Class B Common Stock to nominate the Investor Nominee for election to the Board as a Class B Director at each annual shareholder meeting for the general election of directors and to vote in favor of such election, commencing with the first annual shareholder meeting for the general election of directors following the date hereof.

2.1.2 Company Agreement to Nominate Investor Nominee.  Subject to Section 5.1 hereof, the Company hereby agrees that upon the occurrence of a Shareholder Director Default or a Minimum Shareholder Holding Event, it shall (i) cause the Investor Nominee to be nominated for election to the Board as a Class A Director as part of the Company’s slate of nominees at each annual shareholder meeting for the general election of directors and (ii) use commercially reasonable efforts to cause the Investor Nominee to be elected to the Board as a Class A Director, in each case commencing with the first annual shareholder meeting for the general election of directors following the occurrence of the Shareholder Director Default or the Minimum Shareholder Holding Event.

2.2        Investor Notice of Investor Nominee.  Investor agrees that each year it shall give the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company reasonable prior notice of its choice of Investor Nominee for such year, which in any event shall be no less than 120 days before the Company’s next scheduled annual meeting for the general election of directors, to enable the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company to determine whether such Investor Nominee meets the Director Requirements and to provide sufficient time for the Company to prepare proxy materials.  The Investor shall provide and shall cause the Investor Nominee to provide such information as the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company shall reasonably request in order to make a determination that the Investor Nominee meets the Director Requirements and to prepare the proxy materials.

3

2.3        Nomination Following the Date Hereof.  The Investor may, at its option, after the date hereof and prior to the general election of directors immediately following the date hereof, give notice to the Shareholder (prior to the occurrence of a Minimum Shareholder Holding Event) and the Company of its election to seek the appointment of an interim Class B Director to the Board.  As soon as practicable following the receipt of such notice and delivery of information meeting the requirements of Section 2.2 by the Investor to the Company and a determination by the Company that such interim nominee meets the Director Requirements, the Company shall cause the appointment to the Board of such interim nominee to the extent permitted by and in compliance with the Articles of Incorporation and By-laws of the Company.

2.4        Compliance with Organizational Documents and NYSE Rules.  All actions taken under this Article II shall be taken in compliance with (a) the Company’s Articles of Incorporation and By-laws, including without limitation the restrictions on the size and composition of the Board and the distribution of matters that holders of Class A Common Stock and Class B Common Stock, respectively, are permitted to vote on and (b) the applicable rules of the New York Stock Exchange, including any applicable requirements related to director independence.

2.5        Board Observer.  In any year, if for any reason, the Investor Nominee fails to be elected to the Board, Investor shall be entitled to designate a non-voting observer to attend all meetings of the Board.  The observer shall have no voice or vote at meetings he or she attends and shall not be counted for purposes of determining quorum or for any other purpose.  The Company shall, upon receipt of written notice of Investor’s election to designate a non-voting observer to the Board and identifying such observer nominee, cause such observer-nominee to be appointed, provided that the Company shall be entitled to receive such information regarding the non-voting observer nominee as it may reasonably request and provided further that such non-voting observer nominee shall enter into a confidentiality agreement containing provisions comparable to Section 7.8 hereof.

2.6        Director’s Duties.  Notwithstanding anything to the contrary in this Agreement, no provision hereof shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any director (including a director that is an Investor Nominee) as a director (but not as a shareholder), or his or her ability to vote on matters, influence management or the other directors or otherwise to discharge his or her fiduciary or other duties as a director.

ARTICLE III.
TRANSFER RESTRICTIONS

3.1        Transfers Allowed.  Subject to Section 3.2, during the term of this Agreement and subject to any other applicable legal restrictions on transfer, Shareholder shall not Transfer any of its Shares of Class B Common Stock to any other Person except as follows:

3.1.1 Permitted Transferees.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to its Permitted Transferees, so long as such Permitted Transferees agree to be bound by the terms of this Agreement (if not already bound hereby).

3.1.2 Bona Fide Charitable Contributions.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to a Charitable Organization as a bona fide charitable contribution.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

4

3.1.3 Arm’s-length Transfers.  Shareholder may Transfer any or all its Shares of Class B Common Stock for cash in any transaction at arm’s-length and on arm’s-length terms.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

3.1.4 Conversion to Class A Common Stock.  Notwithstanding anything else contained herein, Shareholder may convert any or all its Shares of Class B Common Stock into Class A Common Stock pursuant to and as permitted by the Company’s Articles of Incorporation.

3.1.5 Transfers Upon the Death of the Individual Shareholder.  Notwithstanding anything else contained herein, Transfers by the Trust or the Individual Shareholder by way of succession upon the Individual Shareholder’s death shall be permitted hereunder.

3.2        Certain Transferees to Become Parties.  Any Permitted Transferee receiving Shares from Shareholder in a Transfer pursuant to Section 3.1.1 shall become a Shareholder party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Shareholder that Transfers such Shares to such Permitted Transferee.  Prior to the initial Transfer of any Shares to any Permitted Transferee pursuant to Section 3.1.1, Shareholder shall (a) cause such Permitted Transferee to deliver to the Company and Investor its written agreement, in form and substance reasonably satisfactory to the Company and Investor, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (b) remain directly liable for the performance by such Permitted Transferee of all obligations of such Permitted Transferee under this Agreement.  Notwithstanding anything else contained herein, no transferee receiving Shares in a Transfer permitted by Section 3.1.5 shall be required to become a party to this Agreement.

3.3        Notice of Transfer.  To the extent Shareholder or Permitted Transferee shall Transfer any Shares pursuant to this Article III, such Shareholder or Permitted Transferee shall, within five business days following consummation of such Transfer, deliver notice thereof to the Company and Investor.

3.4        Certificate Legending.  The Company shall and the Shareholder shall allow the Company to affix a legend on any certificates representing the Shareholder’s Shares subject to the restrictions of this Article III such that any applicable requirements of Virginia corporate law are satisfied.

ARTICLE IV.
REMEDIES

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  Notwithstanding the right of Investor to nominate an Investor Nominee as a Class A Director pursuant to Section 2.1.2, in the event of a Shareholder Director Default, such Shareholder Director Default shall be a breach of this Agreement.

5

ARTICLE V.
AMENDMENT, TERMINATION, ETC.

5.1        Termination.  Notwithstanding anything else contained herein to the contrary, this Agreement shall automatically terminate upon the earliest of (i) the occurrence of a Minimum Investor Holding Event and (ii) the written consent of all parties hereto.

5.2        Oral Modifications.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.3        Written Modifications.  This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by each party hereto.

5.4        Effect of Termination.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE VI.
DEFINITIONS

For purposes of this Agreement:

6.1        Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Article VI:

(a)       The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Article or provision of this Agreement, and reference to a particular Article of this Agreement shall include all subsections thereof;

(b)        The word “including” shall mean including, without limitation;

(c)        Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)        The masculine, feminine and neuter genders shall each include the other.

6.2        Definitions.  The following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of the Shareholder or the Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any Family Member of such natural Person.

6

“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such person.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall mean the board of directors of the Company.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Class A Common Stock” shall mean the Class A Common Stock of the Company.

“Class A Director” shall mean a director of the Board elected by the holders of the Company’s Class A Common Stock.

“Class B Common Stock” shall mean the Class B Common Stock of the Company.

“Class B Director” shall mean a director of the Board elected by the holders of the Company’s Class B Common Stock.

“Common Stock” shall mean the common stock of the Company, including the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Company, as borrower, BH Finance LLC, as Administrative Agent and the lenders from time to time party thereto.

“Director Requirements” shall mean collectively (A) any requirement on director qualifications, character, fitness, background, independence or other similar qualities imposed by: (i) the Company’s Articles of Incorporation and By-laws, (ii) any corporate governance guidelines adopted by the Company, (iii) any stock exchange rules applicable to the Company, and (iv) any requirements under applicable federal or state securities laws, and (B) that such director is “independent” as defined under any stock exchange rules or federal or state securities laws applicable to the Company.

“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased, (d) any not-for-profit corporation or private charitable foundation, and (e) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (d) above.

7

“Individual Shareholder” shall have the meaning set forth in the Preamble.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Nominee” shall mean any natural person meeting the Director Requirements designated by Investor in accordance with Section 2.2 as being the Investor’s nominee for appointment to the Board.

“Minimum Shareholder Holding Event” shall mean the earliest of (i) the first day on which the Shareholder, along with any of its successors, permitted assigns and Permitted Transferees that have become party to or are otherwise bound by this Agreement, fails to hold the majority of the outstanding shares of the Company’s Class B Common Stock and (ii) the death of the Individual Shareholder.

“Minimum Investor Holding Event” shall mean the first day on which the Investor, along with one or more of its Affiliates, fails to hold shares of Common Stock or rights to acquire shares of Common Stock pursuant to the Warrant Agreement (after giving effect to any adjustments for dilution set forth in Section 8 thereof), equal to at least 9.9% of the Company’s then outstanding Common Stock.

“Permitted Transferee” shall mean, in respect of the Shareholder, (i) any Affiliate or Affiliated Fund of the Shareholder, (ii) other than as provided for in Section 3.1.5 and Section 3.2, upon the death of such Shareholder, such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees in each case acquiring the Shares in question pursuant to the will or other instrument taking effect at death of such holder or by applicable laws of descent an distribution and (iii) any Person acquiring such Shares pursuant to a qualified domestic relations order only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with Section 3.2 (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 3.1.1 shall be null and void).  In addition, any Shareholder shall be a Permitted Transferee of the Permitted Transferees of itself.  Further, all Transfers between the Trust and the Individual Shareholder during the lifetime of the Individual Shareholder shall be Transfers to Permitted Transferees.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Shares” shall mean all shares of Common Stock held by a Shareholder.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shareholder Director Default” shall mean prior to a Minimum Shareholder Holding Event, the failure by the Shareholder to comply with its obligations under Section 2.1.1 to nominate and elect the Investor Nominee to the Board.

8

“Transfer” shall mean any sale, gift, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.  For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Article III if (a) a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee (in which case, to the extent such transferee then holds assets in addition to Shares, the determination of the purchase price deemed to have been paid for the Shares held by such transferee in such deemed Transfer for purposes of the provisions of Article III (including whether a Transfer was made at arm’s-length) shall be made by the Board in good faith) or (b) with respect to a holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such holder other than to a Permitted Transferee of such holder or of the party transferring the equity of such holder.

“Trust” shall have the meaning set forth in the Preamble.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of May [•], 2012, by and between the Company and Investor, pursuant to which the Company agreed to issue to Investor warrants to purchase shares (subject to certain customary adjustments for dilution) of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock.

ARTICLE VII.
MISCELLANEOUS

7.1        Authority: Effect.  Each party hereto represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party (to the extent such party is not a natural person) and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2        Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or e-mail (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company:

Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219

9

Fax:	(804) 819-5563
Attention:	Chief Financial Officer
General Counsel
Email:	jwoodward@mediageneral.com
acarington@mediageneral.com

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Fax:	(212) 848-7179
Attention:	Stephen Giove, Esq.
Douglas Bartner, Esq.
E-mail:	sgiove@shearman.com
dbartner@shearman.com

If to Investor:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE  68131
Fax:	(402) 346-3375
Attention:	Marc D. Hamburg

with copies to:

Munger, Tolles & Olsen LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Fax:	(213) 687-3702
Attention:	Mary Ann Todd, Esq.
Email:	maryann.todd@mto.com

If to the Trust:

D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994 between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees
c/o  J. Stewart Bryan III
Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

10

with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

If to the Individual Shareholder:

J. Stewart Bryan III
c/o  Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

Notice to the holder of record of any shares shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile or e-mail (subject to the recipient confirming receipt thereof in the case of e-mail) on a business day, or if not delivered on a business day, on the first business day thereafter and (z) two business days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3        Binding Effect, Etc.  Except for restrictions on the Transfer of shares set forth in other written agreements, plans or documents and except for other written agreements dated on or about the date of this Agreement, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

11

7.4        Descriptive Heading.  The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  A facsimile of PDF email signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

7.6        Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any party or of any partner, member, manager, trustee or Affiliate thereof, solely in their capacity as such (it being understood that liability as an assignee in connection with a permitted assignment that becomes party to this Agreement may exist), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

7.8        Confidentiality.  Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than in connection with its investment in the Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.8 by Investor or its Affiliates), (b) is or has been independently developed or conceived by Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to Investor by a third party (other than an Affiliate of Investor) without a breach of any obligation of confidentiality such third party may have to the Company that is known to Investor; provided, however, that Investor may disclose confidential information (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any securities of the Company from Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 7.8 as if Investor, (x) to any Affiliate, partner, member or related investment fund of Investor and their respective directors, employees and consultants, in each case in the ordinary course of business, as may be reasonably determined by Investor to be necessary in connection with Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process, provided that Investor takes reasonable steps (at the cost and expense of the Company) to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom Investor may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso shall be attributable to Investor for purposes of determining Investor’s compliance with this Section 7.8.

12

Each of the parties hereto acknowledge that Investor or any of its Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises.  Nothing in this Section 7.8 shall preclude or in any way restrict the Investor or its Affiliates or related investment funds from (i) investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company or (ii) acquiring or Transferring shares of the Company’s Common Stock or the rights to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement so long as Investor complies with the confidentiality restrictions of this section, the Company’s insider trading policy and applicable law.

ARTICLE VIII.
GOVERNING LAW

8.1        Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Virginia without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.2        Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Virginia for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Virginia law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 hereof is reasonably calculated to give actual notice.

13

8.3        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4        Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

14

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	MEDIA GENERAL, INC.

By:
Name:
Title:

THE INVESTOR:	BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

THE TRUST:	D. TENNANT BRYAN MEDIA TRUST

By:
	Name:	J. Stewart Bryan III, as Trustee

THE INDIVIDUAL SHAREHOLDER:	J. Stewart Bryan III, in his individual capacity

	Name:	J. Stewart Bryan III

15